[PICTURE OMITTED - Man on boat]

DISCOVER • EXCEED • EXPAND

NU SKIN ENTERPRISES 2002 ANNUAL REPORT

BOUND  RISE  PROPEL  INCREASE  EXPAND  PROGRESS  VAULT  SPRING  ROCKET
ADVANCE  INNOVATE  DISCOVER  INVENT  HURDLE  THRIVE  GROW  BOOST  ELEVATE
DEVELOP  EXCEED  BOUND  RISE  JUMP  PROPEL  INCREASE  EXPAND  PROGRESS  VAULT
SPRING  ROCKET  ADVANCE  INNOVATE  DISCOVER  INVENT  HURDLE  THRIVE  GROW
BOOST  ELEVATE  DEVELOP  EXCEED  BOUND  RISE  JUMP  PROPEL  INCREASE  EXPAND
PROGRESS  VAULT  SPRING  ROCKET  ADVANCE  DISCOVER  INNOVATE  INVENT  HURDLE
THRIVE  GROW  BOOST  ELEVATE  DEVELOP  BOUND  RISE  JUMP  PROPEL
INCREASE  EXPAND  PROGRESS  VAULT  SPRING  ROCKET  ADVANCE  INNOVATE  DISCOVER

WITH A SOLID FOUNDATION FOR GROWTH

INVENT  HURDLE  GROW  ELEVATE  DEVELOP  EXCEED  BOUND  RISE  JUMP
PROPEL  INCREASE  EXPAND  PROGRESS  VAULT  SPRING  ROCKET  ADVANCE  INNOVATE
DISCOVER  INVENT  HURDLE  THRIVE  GROW  BOOST  ELEVATE  DEVELOP  EXCEED  BOUND
RISE  JUMP  PROPEL  INCREASE  EXPAND  PROGRESS  VAULT  SPRING  ROCKET  ADVANCE
DISCOVER  INNOVATE  INVENT  HURDLE  THRIVE  GROW  EXCEED  BOOST  ELEVATE
DEVELOP  BOUND  RISE  JUMP  PROPEL  INCREASE  EXPAND  PROGRESS  VAULT  SPRING
ROCKET  ADVANCE  INNOVATE  DISCOVER  INVENT  HURDLE  THRIVE  GROW  BOOST
ELEVATE  DEVELOP  EXCEED  BOUND  RISE  JUMP  PROPEL  INCREASE  PROGRESS  VAULT

WE ARE LEAPING AHEAD

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No. 1

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[GRAPHIC OMITTED - Picture of portion of model glider.]

UNCOVERING WISDOM
THROUGH
INNOVATION

No. 3

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[GRAPHIC OMITTED - Picture of climbing gear.]

RAISING THE CAPACITY
TO SUCCEED

No. 5

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[GRAPHIC OMITTED - Picture of spy glass.]

STRETCHING FORTH
INTO NEW TERRITORIES

[GRAPHIC OMITTED - Picture of Steven J. Lund, Blake M. Roney
and M. Truman Hunt on balcony of Nu Skin Enterprises headquarters.]

2002

Nu Skin Enterprises

TO OUR SHAREHOLDERS

Discover • Exceed • Expand

Nu Skin Enterprises had an exceptional year in 2002. We posted $964 million in revenue, up 9 percent over 2001; significantly increased profitability by improving our operating income 290 basis points to 11 percent of revenue; and generated earnings per share of $0.78 for the year—up 30 percent over the prior year. We also increased our executive distributor count 12 percent to a record 27,915 distributor leaders, and took meaningful steps to improve shareholder value by increasing our public float and daily trading volume. Additionally, we increased our cash position by $44 million to $120 million in 2002 after paying $20 million in dividends and repurchasing $14 million of our stock, remaining in the enviable position of generating healthy cash flow from operations.	Our efforts in 2002 were designed to lay a foundation for growth over the next several years. This foundation includes three key elements—new products, new tools, and new markets. By effectively harnessing and channeling the energy behind these three growth catalysts, we can spring from this foundation to new levels of success.

In 2002, we met or exceeded nearly all of our annual operational targets. We achieved our revenue goal by generating 10 percent revenue growth, excluding the impact of changes in exchange rates. With an 11 percent operating margin, we exceeded our 2002 profitability goal by 100 basis points. We also surpassed our product innovation goal with 60 percent of Nu Skin’s revenue and 86 percent of Pharmanex’s revenue stemming from products launched or reformu-

Our efforts in 2002 were designed to lay a foundation for growth over the next several years. This foundation includes three key elements —
new products, new tools, and new markets.

No. 9

2002

To Our Shareholders

lated since the beginning of 2000. The 12 percent executive distributor growth we posted was only slightly below our 13 percent growth target. The one goal we fell short on was growth in our active distributor count, but initiatives launched in 2002 and early 2003 are expected to get us back on track by increasing this number.

In addition to growing our business, increasing profitability, and developing our distributor leadership in 2002, we made important strides in building value for our shareholders. In July, the company completed a secondary offering of common stock that significantly increased the liquidity of our stock. As a result of the offering, we nearly doubled the number of shares in the	public float and increased the average daily trading volume by 81 percent. During 2002, we also returned more than 30 percent of cash flow from operations to our shareholders in the form of dividend payments and stock repurchases.

We anticipate continued strength in our business as we move into 2003. Furthermore, our focus on gaining efficiency will allow us to grow operating income at a faster pace than revenue. We expect to make regular dividend payments and to continue to repurchase stock as we have in the past.

To achieve our 2003 revenue and profitability targets, we must leverage our growth catalysts—new products, new tools, and new markets—to

[GRAPHIC OMITTED - Graph showing cash balances in U.S. dollars in millions for the year 2000 at $64; 2001 at $75.9 and 2002 at $120.3]

We increased our cash position by $44 million to $120 million in 2002, remaining in the enviable position of generating healthy cash flow from operations.

No. 10

[GRAPHIC OMITTED - Picture of Nu Skin Clear Action products.
Picture of woman with suitcase on cell phone.
Picture of man and woman in front of Nu Skin product display.
Picture of Pharmanex Cortitrol product.]

No. 11

2002

To Our Shareholders

effectively address challenges and opportunities in our business. Recent product introductions now being globalized include the Nu Skin Clear Action™ Acne Medication System, Perennial™ Intense Body Moisturizer, and Epoch Baby™. Additionally, Pharmanex’s innovative and proprietary Cortitrol™ Stress Control Formula and ReishiMax GLp™ Immune Defense show great promise for 2003.

Revitalizing the U.S. market is a high priority. We saw solid improvement in this market during the second half of 2002, particularly in our Nu Skin and Pharmanex businesses. We expect the Pharmanex® BioPhotonic Scanner to be a catalyst to drive revenue growth in our home market in 2003. This new sales tool uniquely positions us to measure carotenoid antioxidant levels, providing demonstrable proof that certain Pharmanex® supplements increase antioxidant levels. This effectively	addresses a common consumer concern—not being able to easily verify whether nutritional supplements positively impact body chemistry. We see a lot of potential with this exciting tool.

Another priority is to continue growing our business in Japan, our largest market. Since 1993, our first year of operation in Japan, our business in this market has grown at a compound annual growth rate of 22 percent even though the economy declined at an annual rate of 6 percent during the same period. Our growth in Japan and each of our markets is primarily dependent upon our ability to effectively execute our strategy.

It seems that the eyes of the world are focused on the developing economy in China, where we have just begun to expand operations. Inasmuch as regulations prohibit implementation of direct selling

[GRAPHIC OMITTED - Graph showing Japan revenue in Japanese yen in billions for 2000 at 59.4; 2001 at 61.7 and 2002 at 66.2]

Continuing to grow our business in Japan, our largest market, is a top priority.

No. 12

2002

To Our Shareholders

business models, our strategy is to operate a retail business, educate an employed sales force and consumers about our world-class Nu Skin products, and establish a base for a long-term business in China—a market with significant upside potential.

In last year’s annual report, we not only discussed our 2002 goals, but also outlined our five-year operational targets. Our principal five-year goal is to double revenue by 2006. While aggressive, we remain committed to achieving this goal. To double revenue, we must sustain strong growth in our existing markets, particularly in Japan, grow our U.S. business to $250–300 million annually, and add $300–350 million in revenue from China. We have the ability to accomplish these objectives through focused execution.

As previously announced, CEO Steven Lund has been asked to fill a full-time, volunteer leadership position for his church for three years. Consequently, his tenure as CEO and board member will	end as of the date of our annual shareholder meeting in May. Truman Hunt will take on the title of CEO at this time. Truman has been involved at the highest management level of the company for several years. He is well attuned to the company’s status, direction, and challenges, and has been intimately involved in all of our strategic planning. Most importantly, he enjoys the confidence and trust of both our corporate and distributor leaders, which is essential to any direct selling enterprise.

We are optimistic about the future of our business. We enjoy stable operations around the world with increasing levels of profitability that generate healthy cash flow. Working from this base, we are executing our three strategies—new products, new markets, and new tools—expecting them to be catalysts for continued growth. We believe we have the necessary resources and elements to achieve our goals and that we are well positioned to create strong returns for our shareholders.

/s/ Steven J. Lund Steven J. Lund CEO	/s/ Blake M. Roney Blake M. Roney Chairman	/s/ Truman Hunt Truman Hunt President

No. 13

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2002

Nu Skin Enterprises

INVENTOR   |     GEORGE CAYLEY

DISCOVERING OUR POTENTIAL

Known as the Father of Aviation, Sir George Cayley developed the fundamental structure of the modern airplane. He based his discoveries in aeronautics on his early observations of birds in flight. Determining that a fixed wing was the key for mechanized flight, Cayley constructed a full scale glider using a fixed wing design. In 1849, a young boy became the first person to fly when he traveled a short distance in Cayley’s glider.

        Like Cayley, Nu Skin Enterprises discovers new and innovative products through observation. In 1996, we partnered with world-renowned ethnobotanist, Dr. Paul Cox, to develop Epoch®—a line of products utilizing the ancient traditions of indigenous cultures. Through years of observation and research, Dr. Cox found that personal care remedies used by ancient cultures not only worked, but also had worldwide application. The botanical applications of Epoch® products are true to their empirical uses while being enhanced with the safety and consistency benefits of Nu Skin’s quality formulation standards. In 2002, Epoch® product sales grew 12 percent, accounting for 7 percent of our personal care revenue.

No. 15

2002

Nu Skin Enterprises

ENHANCING A ROBUST OFFERING

New Products. Innovation.

In this fast-paced world in which we live, innovation is mandatory. Our direct sales force must offer the most advanced products available to experience the greatest success. Since distributor success directly correlates to the growth of our company, we are deeply committed to developing innovative, differentiated solutions on a consistent basis. Our ongoing goal to have 50 percent of revenue stem from new and reformulated products demonstrates this. In 2002, new and reformulated products introduced in the past three years accounted for more than 70 percent of our revenue.

In addition to providing a constant supply of new products, we also invest in the latest technologies to ensure our existing formulations remain at the top of their categories. Our product introduction processes typically work on an 18-month cycle—the period of time between our global distributor conventions. Although we do launch products between conventions, our “platform for growth” products are generally first	launched in the United States at our global conventions to enable us to better train and prepare our sales force. During the September 2002 convention, both Nu Skin and Pharmanex introduced several products that promise to be top sellers.

Nu Skin’s most anticipated introduction was the Nu Skin Clear Action™ Acne Medication System. Launched in our top markets during the fourth quarter of 2002, this treatment system has become one of Nu Skin’s best-selling products and is expected to generate $20 million in revenue annually. Nu Skin also received rave reviews for Perennial™ Intense Body Moisturizer featuring IBR-Dormin™—a natural compound derived from Narcissus bulbs that has been scientifically shown to increase cellular durability—and Epoch Baby™, a line of ethnobotanical personal care products for infants. During the fourth quarter, new products introduced during our September convention accounted for approximately 6 percent of Nu Skin’s global revenue.

No. 16

[GRAPHIC OMITTED - Picture of Nu Skin’s Perennial product.
Picture of Pharmanex’s ReishiMax product.
Picture of Pharmanex’s LifePak product.
Picture of Nu Skin’s Epoch Baby products.]

No. 17

2002

Enhancing a Robust Offering

[GRAPHIC OMITTED - Graph of nutritional supplement sales in developing Asian countries in U.S. dollars in billions showing growth from 2001 to 2006 increasing steadily from 11 to 18 billion.

"In developing Asian economies such as China, Malaysia, and Thailand, sales of vitamins and dietary supplements are expected to grow nearly 60 percent by 2006. Our efforts to simplify the way we sell our nutritional products are designed, at least in part, to help us capture part of this growth within our global Pharmanex sales."

--Dr. Joe Chang, President, Pharmanex Division

The leading Pharmanex® product introduced at convention was ReishiMax GLp™, a powerful supplement that supports the body’s natural immune system. Through a proprietary three-step extraction process and “cracked spore” technology, we are able to provide one of the highest levels of active, immune-supporting ingredients currently available in a Reishi mushroom product. The initial launch of this product in Taiwan was unprecedented because it was the first Pharmanex® product to be rolled out in a foreign market prior to launching in the United States. This approach was very successful as ReishiMax GLp™ is now Taiwan’s number two selling product.

Although this proprietary immune solution has not yet been launched in Japan—our largest market—it has already become one of Pharmanex’s top five products. Based upon current demand, we believe ReishiMax GLp™ can become a $20–40 million product annually. This would make it our number two nutritional product behind LifePak®, which has sales of $180 million worldwide. During convention, Pharmanex also introduced Cortitrol™ Stress Control Formula. This proprietary formula helps the body respond to stress more calmly, sleep more soundly, and perform at its peak. We have experienced a strong market response to this product.

No. 18

2002

Enhancing a Robust Offering

In March 2003, Nu Skin introduced Tru Face™ Essence, an advanced treatment product designed specifically for Japan. Featuring Ethocyn, an ingredient that increases the production of elastin, this product helps firm and tone the skin. In May, an advanced skin care line for men will be launched. This line of products is the result of leveraging our technology to address a key consumer insight: men want to behave like men. Unlike other men’s skin care lines that apply a female dynamic to males, Nu Skin® for Men incorporates a male dynamic, offering users added benefits from their normal routines.

Our pipeline for future product launches is robust. Nu Skin is developing a safe alternative to microdermabrasion and is catering to consumers who have sensitive skin with a poly-hydroxy acid based product that provides the same benefits as multihydroxy acids but is gentler to the skin.

Currently, Pharmanex is working in select areas of health that impact all people. Exciting, new	research in several categories, including inflammation, immune dysregulation, and cortisol and glucose levels, is leading to the development of proprietary ingredients and products with wide appeal. Additionally, to make it easier for consumers to achieve maximum health benefits, Pharmanex plans to distill and simplify its product offering over the next 12 months through novel mixing of current and new ingredients. These efforts will lead to several new products, utilizing proprietary technologies and know-how unique to Pharmanex, that will be launched at our 2004 global convention.

Our 2002 product introductions and formulas currently in the development pipeline are critical to our ongoing success. By finding and developing new personal care and nutritional technologies, we are fulfilling our commitment to distributors and their customers to offer only the most advanced solutions available.

[GRAPHIC OMITTED - Picture of child.]

In 1996, we created the Nu Skin Force for Good Foundation™ to fulfill our commitment to make the world a better place. This nonprofit organization enables employees, distributors, and customers to contribute money and services to environmental and humanitarian causes. Among our many efforts is the funding of research at Stanford University to find a cure for Epidermolysis Bullosa (EB)—a disabling and life-threatening disease that primarily affects children.

No. 19

[GRAPHIC OMITTED - Picture of man on top of snowy mountain with arms raised in triumph.]

2002

Nu Skin Enterprises

CLIMBER   |     JUNKO TABEI

EXCEEDING OUR AIM

A world-class high altitude climber, Junko Tabei is only 4 feet 9 inches tall. Though she had weak lungs and was often sick as a child, Tabei enjoyed her first climbing experience at age 10. This positive childhood experience led her to take up climbing after graduating from college. When she was 35, Tabei joined 14 women on an Everest expedition. Though they encountered great obstacles, including a massive avalanche, Tabei had the tools and training she needed to succeed. Determined to reach her goal, Tabei pressed on bruised and battered. On May 16, 1975, she became the first woman to reach the summit of Mount Everest. In 1992, Tabei also became the first woman to successfully climb the Seven Summits.

        Like Tabei, Nu Skin Enterprises is determined to provide distributors with the tools they need to exceed their goals. In September 1999, we launched Distributor Plaza, an Internet service that enables Japanese distributors to order and check sales levels online. We upgraded this platform in May 2001 with the launch of Plaza II. Besides featuring increased capacity and speed, this platform provides additional tools to distributors such as online messaging and monthly purchase program registration. In 2002, Plaza II generated $130 million—approximately 25 percent of our total Japan revenue—a 16 percent increase over 2001.

No. 21

2002

Nu Skin Enterprises

MAXIMIZING DISTRIBUTOR SUCCESS

New Tools. Distributor Productivity.

Arming our direct sales force with effective tools is an important part of our business. In the first half of 2003, we launched one of the most advanced tools we’ve ever introduced to our distributors—the Pharmanex® BioPhotonic Scanner. This cutting-edge, testing device allows consumers to safely and noninvasively measure a carotenoid antioxidant biomarker by simply placing the palm of the hand in front of a low-energy blue light laser.

The scanner can help consumers determine whether they are consuming adequate amounts of antioxidant containing nutrients such as those found in LifePak®. The ability to measure carotenoid antioxidant levels provides our distributors a tremendous competitive advantage—demonstrable proof of the ability of LifePak® to improve overall health by increasing antioxidant	levels. This comprehensive antioxidant micronutrient supplement contains the most important carotenoids—lycopene, alpha-carotene, beta-carotene, and lutein. Carotenoids are powerful antioxidants that help fight the cell damage that can be caused by free radicals. The scanner allows a consumer to establish a baseline measurement of carotenoid antioxidants, then track the impact of LifePak® and other dietary changes by periodic remeasurement. As customers track their skin carotenoid content, we believe they will be motivated to consistently consume LifePak® for longer periods of time.

Utilizing just a few prototype scanners has already had a positive impact on LifePak® sales. In the United States during the second half of 2002, LifePak® orders placed through our monthly Automatic Delivery Program were up 17 percent

No. 22

[GRAPHIC OMITTED - Picture of BioPhotonic Scanner.
Picture of man sitting outside with laptop.
Picture of man standing on boat talking on cell phone.
Picture of lady shaking hands.]

No. 23

2002

Maximizing Distributor Success

[GRAPHIC OMITTED - Graph showing U.S. LifePak revenue growth from January 2002 to December 2002]

“While we are very early in the launch of the Pharmanex® BioPhotonic Scanner, the scanning and training we’ve conducted corporately since September have positively impacted LifePak® sales. From January 2002 through August 2002 average sequential monthly revenue growth of LifePak® was flat. However, we averaged 7 percent sequential monthly revenue growth in LifePak® from September through December 2002.”

—Scott Schwerdt, General Manager, Nu Skin United States

from the first half of the year. We delivered 30 additional prototype models of the Pharmanex® BioPhotonic Scanner to certain distributor leaders in the United States in February 2003. We are confident the scanner will be a powerful catalyst for product sales growth and an effective tool that will increase our active distributor count.

The scanner is only one of many tools we have put in place to help our distributors succeed. Through Big Planet, we are able to offer distributors a technological edge that increases their productivity. This is accomplished with technology accelerators—tools that help distributors build	their businesses more quickly and effectively—such as Internet-based business services. With the introduction of Distributor Plaza several years ago, we enabled Japanese distributors to monitor sales volumes within their global business organizations and place product orders online. Last fall in Japan, we made this same service available on Internet-enabled cell phones. In the fourth quarter of 2002, we processed 3,500 orders from cell phones.

With more than $100 million invested in our IT infrastructure, the Internet is an essential part of our business. By leveraging this technology, we

No. 24

2002

Maximizing Distributor Success

[GRAPHIC OMITTED - Picture of Carsten Smidt, Ph.D., FACN]

"The scanner technology is ideally suited for Pharmanex to drive our business. LifePak® is a highly beneficial and sophisticated product and the scanner is able to demonstrate its antioxidant benefits quickly and easily."

--Carsten Smidt, Ph.D., FACN

have enabled our distributors to integrate the Internet into their businesses. Just 24 months ago, approximately 20 percent of our revenue was automated through monthly purchase programs and Internet ordering. Today, these automated orders account for 38 percent of revenue. By 2006, we plan to grow this number to 50 percent of revenue.

While Internet and automatic purchase programs have played a significant role in reducing selling, general, and administrative expenses, they have also helped increase distributor productivity.	Japanese distributors who are enrolled in our automatic purchase programs recruit three times as many distributors and are 66 percent more likely to become executive distributors than those who do not participate in these programs.

As we move forward, we will continue to provide incentives for distributors to participate in our automatic purchase programs and utilize the Internet to enhance distributor productivity. We are committed to accessing technology improvements to enable our distributors to grow their businesses more effectively.

No. 25

[GRAPHIC OMITTED - Picture of man on boat.]

2002

Nu Skin Enterprises

EXPLORER   |     ZHENG HE

EXPANDING OUR REACH

Zheng He, a great Chinese mariner, explored the regions of the Pacific and Indian Oceans more than 70 years before Christopher Columbus sailed the Atlantic. Through his many adventures—he visited 37 countries and traveled around the tip of Africa—Admiral Zheng extended China’s world, forming many important liaisons with other nations.

        Like Admiral Zheng, Nu Skin Enterprises expands its reach by opening new lands of opportunity. A notable example of this is our expansion into Southeast Asia. In 2000, we generated $120 million in revenue throughout this region. Our strategic initiatives in this market, along with opening business operations in Singapore in 2000 and Malaysia in 2001, enabled us to increase revenue in this region to $196 million in 2002.

No. 27

2002

Nu Skin Enterprises

OPENING NEW LANDS OF OPPORTUNITY

New Markets. China.

Leveraging favorable industry trends and opening new markets is key to achieving our revenue goals. While we anticipate new markets representing 15 percent of revenue over the next four years, the majority of new market revenue will flow from China.

In 2002, we created a solid foundation for long-term success in China. We completed our state-of-the-art personal care manufacturing facility in Shanghai, secured government licenses for and completed the build-out of 100 retail stores in five regions within China, and devel–	oped a unique retail business model utilizing an employed sales force that is compensated on its selling efforts.

During 2003, our primary focus will be on fostering positive government relations and refining the operation of our retail business model in China. Direct selling is not allowed in China so as a global direct selling company it will take time to establish positive relations with the government and the media regarding our retail business model. While our revenue projections are only a modest 2 to 3 percent of global com–

No. 28

[GRAPHIC OMITTED - Picture of two women looking at Nu Skin product display.
Picture of building in China.
Picture of woman riding a bike.
Picture of Nu Skin product display.]

No. 29

2002

Opening New Lands of Opportunity

[GRAPHIC OMITTED - Graph showing China personal care sales in billions of RMB for 2001 to 2006 steadily increasing.]

pany revenue, the foundation that we lay will establish a vehicle for healthy growth rates within China in the years to come.

Future expansion plans in China include opening new stores in current regions and reaching out to new provinces and cities throughout the country. We currently sell 18 percent of Nu Skin® products and no Pharmanex® products. We plan to significantly expand our product offering in the years to come.

The growth prospects within China are tremendous. Other consumer product companies are	experiencing rapid growth in the market and the economy is growing 8 to 10 percent annually. We believe China will become one of our largest markets over the next four years as we develop and refine our retail model and expand our product offering. In addition, the government has indicated that by late 2004 new regulations will be in place to allow sales away from retail stores. These changes may enhance our growth prospects and the productivity of our sales force even further in this significant market.

Reinforcing this optimism is our proven track record of success in new markets in Asia.

"The personal care market in China is expected to grow 35 percent by 2005, reaching $9 billion. Our goal is to capture 2 to 3 percent of this market over the next several years."

--Lori Bush, President, Nu Skin Division

No. 30

2002

Opening New Lands of Opportunity

[GRAPHIC OMITTED - Picture of Nu Skin store
in China and Xian Tin Lu and other sales representative.]

"The opening of the Nu Skin store in Guangzhou has offered me and my coworker new opportunities. There has been great demand for the products. I am excited to build a career with such an outstanding company."

--Xian Tin Lu, Sales Representative (pictured on right)

During 2000, we entered the market of Singapore. A year later, we began business in Malaysia. In 2002, these two markets generated more than $60 million of combined revenue. While the per capita income where we operate in China is about a quarter of the per capita income in Malaysia and Singapore, China’s population in our areas of business is nearly 10 times as large.	In addition to China, we are researching market expansion opportunities in Eastern Europe, Southeast Asia, India, and Latin America. We are committed to creating a profitable business model that caters to these developing regions, particularly Latin America, a $9 billion market. We are confident that our new market development efforts will significantly increase revenue over the coming years.

No. 31

FINANCIAL HIGHLIGHTS

Our mission is to act as a force for good throughout the world. We achieve this goal by selling exceptional products, providing rewarding direct selling opportunities, and supporting distributors, stockholders, consumers, and employees in ways that improve their quality of life.

2002 revenue $470.6 million -- up 11 percent over 2001 Nu Skin offers innovative skin care products and a business opportunity that brings people physical, emotional, and financial rewards.	2002 revenue $439.0 million -- up 11 percent over 2001

Pharmanex provides science-based products designed to enhance wellness, promote longevity, and help people enjoy healthier, more productive lives.	2002 revenue $54.5 million -- down 17 percent over 2001

Big Planet develops and markets business services and home-care products that are designed to improve the environments in which people live and work.

Year Ended December 31,
(U.S. dollars in millions, except per share and stock price amounts.)	1999	2000	2001	2002
Revenue	$ 894.3	$ 879.8	$ 885.6	$ 964.1
Operating income	129.8	90.4	71.5	105.8
Net income	86.7	61.7	50.3	64.8
Earnings per share:
Basic	$ 1.00	$ 0.72	$ 0.60	$ 0.79
Diluted	$ 0.99	$ 0.72	$ 0.60	$ 0.78
Shares outstanding -- diluted (in millions)	87.9	85.6	83.9	83.1

Cash flow from operations	$ 30.3	$ 43.4	$ 74.4	$ 111.1
Working capital	74.6	122.8	152.5	180.6
Total assets	643.2	590.8	582.4	611.8
Stockholders’ equity	309.4	366.7	379.9	386.5

Executive distributors	21,005	21,381	24,839	27,915
Active distributors	510,000	497,000	558,000	566,000

Market capitalization	$ 796.4	$ 454.5	$ 734.1	$ 994.7
Return on average assets	13.9%	10.0%	8.6%	10.7%
Closing stock price -- 12/31	$ 9.06	$ 5.31	$ 8.75	$ 11.97

[GRAPHIC OMITTED - Graph showing quarterly revenue comparison and graph showing quarterly earnings per share comparison]

No. 32

TABLE OF CONTENTS

Selected Consolidated Financial Data 34

Management’s Discussion and Analysis 35

Consolidated Balance Sheets 46

Consolidated Statements of Income 47

Consolidated Statements of Stockholders’ Equity 48

Consolidated Statements of Cash Flows 49

Notes to Consolidated Financial Statements 50

Report of Independent Accountants 63

Additional Information 64

No. 33

SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data as of and for the years ended December 31, 1998, 1999, 2000, 2001 and 2002 have been derived from the audited consolidated financial statements.

	Year Ended December 31,
	1998	1999	2000	2001	2002
	(U.S. dollars in thousands, except per share data)

Income Statement Data:
Revenue	$ 913,494	$ 894,249	$ 879,758	$ 885,621	$ 964,067
Cost of sales	188,457	151,681	149,342	178,083	190,868
Cost of sales - amortization
of inventory step-up	21,600	--	--	--	--

Gross profit	703,437	742,568	730,416	707,538	773,199

Operating expenses:
Distributor incentives	331,448	346,951	345,259	347,452	382,159
Selling, general and administrative	202,150	265,770	294,744	288,605	285,229
In-process research and development	13,600	--	--	--	--

Total operating expenses	547,198	612,721	640,003	636,057	667,388

Operating income	156,239	129,847	90,413	71,481	105,811
Other income (expense), net	13,599	(1,411)	5,993	8,380	(2,886)

Income before provision for income
taxes and minority interest	169,838	128,436	96,406	79,861	102,925
Provision for income taxes	62,840	41,742	34,706	29,548	38,082
Minority interest(1)	3,081	--	--	--	--

Net income(2)	$ 103,917	$ 86,694	$ 61,700	$ 50,313	$ 64,843

Net income per share:
Basic	$ 1.22	$ 1.00	$ 0.72	$ 0.60	$ 0.79
Diluted	$ 1.19	$ 0.99	$ 0.72	$ 0.60	$ 0.78
Weighted average common shares
outstanding (000s):
Basic	84,894	87,081	85,401	83,472	81,731
Diluted	87,018	87,893	85,642	83,915	83,128

Cash Flow Data:
Cash provided by (used in):
Operating activities	$ 118,560	$ 30,299	$ 43,388	$ 74,417	$ 111,116
Investing activities	(46,053)	(43,988)	(22,970)	(15,126)	(26,531)
Financing activities	(48,684)	(73,484)	(65,292)	(33,765)	(32,490)

Balance Sheet Data
(at end of period):
Cash and cash equivalents	$ 188,827	$ 110,162	$ 63,996	$ 75,923	$ 120,341
Working capital	164,597	74,561	122,835	152,513	180,639
Total assets	606,433	643,215	590,803	582,352	611,838
Short-term debt	14,545	55,889	--	--	--
Long-term debt	138,734	89,419	84,884	73,718	81,732
Stockholders’ equity	254,642	309,379	366,733	379,890	386,486

Supplemental Operating Data
(at end of period):
Approximate number of active distributors(3)	470,000	510,000	497,000	558,000	566,000
Number of executive distributors(3)	22,781	21,005	21,381	24,839	27,915

(1)

Minority interest represents the ownership interests in Nu Skin International held by individuals who are not immediate family members of the majority-interest holders. We purchased the minority interest as part of our acquisition of Nu Skin International.

No. 34

(2)

For 1998, net income includes a non-recurring charge of $14 million due to the write-off of in-process research and development as a result of our acquisition of Pharmanex. In January 2002, we adopted SFAS No. 142, "Goodwill and Other Intangible Assets." Assuming no amortization of goodwill for all periods presented, net income would have been $107 million, $93 million, $68 million and $57 million for each of the years ended December 31, 1998, 1999, 2000 and 2001, respectively.

(3)

Active distributors are those distributors who were resident in the countries in which we operated and who purchased products during the three months ended as of the date indicated. An executive distributor is an active distributor who has achieved required personal and group sales volumes.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

     The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto, which are included in this Annual Report.

Overview

     We are a leading, global direct selling company that develops and distributes premium-quality, innovative personal care products and nutritional supplements, which are sold worldwide under the Nu Skin and Pharmanex brands. In addition, we offer distributor related business services and home care products, which are sold under the Big Planet brand. We sell our products through a global network of approximately 566,000 independent distributors. These distributors market and sell our products by educating consumers about the benefits and distinguishing characteristics of the products and by providing personalized customer service.

     Our revenue depends upon the number and productivity of independent distributors who purchase products and sales materials from us in their local currency for resale to their customers or for personal use. The majority of our revenue is realized in markets outside of the United States and is translated into U.S. dollars from each market's local currency using quarterly weighted average exchange rates.

     The following table sets forth revenue information by region for the time periods indicated. This table should be reviewed in connection with the tables presented under "Results of Operations," which discloses distributor incentives and other costs associated with generating the aggregate revenue presented.

	Year Ended December 31,
Region	2000	2001	2002
	(U.S. dollars in millions)
North Asia	$ 585.4	$ 553.9	$ 593.9
Southeast Asia	119.5	150.3	196.0
North America	155.8	155.9	145.9
Other Markets	19.1	25.5	28.3

Total	$ 879.8	$ 885.6	$ 964.1

     Revenue generated in North Asia represented 62% of total revenue generated during the year ended December 31, 2002. Our operations in Japan generated 89% of the North Asia revenue during the same period. Revenue from Southeast Asia operations represented 20% of total revenue generated during the year ended December 31, 2002. Our revenue in Southeast Asia includes revenue from Singapore, where we commenced operations in December 2000, and Malaysia, where we commenced operations in November 2001. Revenue generated in North America represented 15% of total revenue generated during the year ended December 31, 2002. Our operations in the United States generated 94% of the North America revenue during that period.

     Cost of sales primarily consists of the cost of products purchased from third-party vendors, generally in U.S. dollars, and the freight cost of shipping these products to distributors, as well as import duties for the products. Cost of sales also includes the cost of sales materials sold to distributors at or near cost. Sales materials sold to distributors at or near cost are generally purchased in local currencies. Additionally, our technology and telecommunications products and services carry a significantly lower gross margin than our personal care and nutritional pro–

No. 35

ducts. As the sales mix changes between product categories and sales materials, cost of sales and gross profit may fluctuate to some degree due primarily to the margin on each product line. Also, as currency exchange rates fluctuate, our gross margin will fluctuate.

     Distributor incentives, classified as operating expenses, are our most significant expense. Distributor incentives are paid to several levels of distributors on each product sale. The amount of the incentive paid varies depending on the purchaser’s position within our Global Compensation Plan. Distributor incentives are paid monthly and are based upon a distributor’s personal and group sales volumes, as well as the group sales volumes of up to six levels of executive distributors in their downline sales organizations. Small fluctuations occur in the amount of incentives paid as the network of distributors actively purchasing products changes from month to month. However, due to the size of our distributor force of approximately 566,000 active distributors, the fluctuation in the overall payout is relatively small. The overall payout averages from 41% to 43% of global product sales. Sales materials and starter kits are not subject to distributor incentives.

     Selling, general and administrative expenses include wages and benefits, depreciation and amortization, rents and utilities, travel, promotion and advertising including costs of distributor conventions, which are expensed in the period in which they are incurred, research and development, professional fees and other operating expenses. See Note 2 of our “Consolidated Financial Statements” for a description of significant accounting policies including implementation of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.”

     Provision for income taxes depends on the statutory tax rates in each of the countries in which we operate. For example, statutory tax rates are 16% in Hong Kong, 25% in Taiwan, 31% in South Korea and 42% in Japan. We are subject to taxation in the United States at a statutory corporate federal tax rate of 35% making our overall tax rate effectively 37%. However, we receive foreign tax credits in the United States for the amount of foreign taxes actually paid in a given period, which are utilized to reduce taxes in the United States to the extent allowed.

     We operate a professional employer organization that outsources personnel and benefit services to small businesses in the United States. Revenue for the professional employer organization consists of service fees paid by its clients. We currently have no intention to launch our professional employer organization service through our distributors in the foreseeable future. For our professional employer organization, cost of sales includes the direct costs, such as salaries, wages and other benefits, associated with the worksite employees.

Critical Accounting Policies

     The following critical accounting policies and estimates should be read in conjunction with our audited consolidated financial statements and related notes thereto. Management considers the most critical accounting policies to be the recognition of revenue, accounting for income taxes, accounting for intangible assets and accounting for the impact of foreign currencies. In each of these areas, management makes estimates based on historical results, current trends and future projections.

     Revenue. We recognize revenue when products are shipped, which is when title passes to our independent distributors. We offer a return policy whereby distributors can return unopened and unused product for up to 12 months subject to a 10% restocking fee. Reported revenue is net of returns, which have historically been less than 5.0% of gross sales. A reserve for product returns is accrued based on historical experience. As of January 1, 2002, we adopted EITF 01-09, which relates to the classification in the Statement of Income of certain promotional items. The impact of the adoption of EITF 01-09 did not have a material impact on our financial statements. In the event that certain expenses, including our distributor incentives, were deemed to be reductions of revenue rather than operating expenses, our reported revenue would be reduced as would our operating expenses. However, since our global distributor compensation plan for our distributors does not provide rebates or selling discounts to distributors who purchase our products and services, we believe that no adjustment to reported revenue and operating expenses is necessary.

     Income Taxes. We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes.” This statement establishes financial accounting and reporting standards for the effects of income taxes that result from an enterprise’s activities during the current and preceding years. It requires an asset and liability approach for financial accounting and reporting of income taxes. We pay income taxes in many foreign jurisdictions based on the profits realized in those jurisdictions, which can be significantly impacted by terms of intercompany transactions between our foreign affiliates and us. Deferred tax assets and liabilities are created in this process. As of December 31, 2002, we have net deferred tax assets of $49.2 million. These net deferred tax assets assume sufficient future earnings will exist for their realization, as well as the continued application of current tax rates. We have considered projected future taxable income and ongoing tax planning strategies

No. 36

in determining that no valuation allowance is required. In the event we were to determine that we would not be able to realize all or part of our net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged to earnings in the period such determination was made.

     Intangible Assets. We adopted the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets” effective January 1, 2002. SFAS No. 142 no longer requires the amortization of goodwill and other indefinite lived intangibles. As a result, operating results for the year ended December 31, 2002 were impacted by a $10.5 million elimination of such amortization. As of December 31, 2002, we had approximately $158 million of unamortized goodwill and other indefinite-life intangible assets. Under the provisions of SFAS No. 142, we are required to test these assets for impairment at least annually. The annual impairment tests have been completed and did not result in an impairment charge. To the extent an impairment is identified in the future, we will record the amount of the impairment as an operating expense in the period in which it is identified.

     Foreign Currency Fluctuations. We operate in more than 30 countries and generate the majority of our revenue and income in foreign currencies in international markets. Consequently, significant fluctuations in foreign currencies, particularly the Japanese yen, will have an impact on reported results. We seek to reduce our exposure to fluctuations in foreign currency exchange rates through intercompany loans of foreign currency, our Japanese yen denominated debt, and the use of derivative financial instruments to hedge certain forecasted transactions as well as receivables and payables denominated in foreign currencies. We currently account for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” We do not utilize derivatives for trading or speculative purposes. Hedge effectiveness is documented, assessed and monitored.

Results of Operations

     The following table sets forth our operating results as a percentage of revenue for the periods indicated:

	Year Ended December 31,
	2000	2001	2002
Revenue	100.0%	100.0%	100.0%
Cost of sales	17.0	20.1	19.8

Gross profit	83.0	79.9	80.2

Operating expenses:
Distributor incentives	39.2	39.2	39.6
Selling, general and administrative	33.5	32.6	29.6

Total operating expenses	72.7	71.8	69.2

Operating income	10.3	8.1	11.0
Other income (expense), net	.7	.9	(.3)

Income before provision for income taxes	11.0	9.0	10.7
Provision for income taxes	4.0	3.3	4.0

Net income	7.0%	5.7%	6.7%

2002 Compared to 2001

     Revenue in 2002 increased 9% to $964.1 million from $885.6 million in 2001 primarily due to the growth in the North and Southeast Asia regions as discussed below, which was somewhat offset by the decline in the North America region. Excluding the impact of changes in exchange rates, we experienced growth of 10% for 2002 compared to the prior year. Successful new product introductions, the addition of Singapore and Malaysia in the last two years and distributor interest surrounding our expansion of retail operations in China contributed to revenue growth in 2002.

     Revenue in North Asia increased 7% to $593.9 million in 2002 from $553.9 million in 2001. In Japan, revenue increased 4% to $529.7 million in 2002 from $508.1 million in 2001. In local currency, revenue in Japan increased 7%. Revenue growth in Japan was driven by continued leveraging of technology tools for distributors as well as by successful product introductions and growth in automated orders. Reported U.S. dollar results reflect the negative impact of currency fluctuations. In South Korea, revenue increased 40% to $64.1 million in 2002 from $45.8 million in 2001.

No. 37

In local currency, revenue in South Korea increased 35%. Revenue growth in South Korea was driven by a 22% increase in executive distributors as well as successful product introductions. Our revenue growth in South Korea, which grew 67% in local currency in 2001, slowed in the second half of 2002 as a result of increased government regulations and political changes as well as weakening in the overall direct selling industry and the economy. In the fourth quarter, local currency revenue in Japan and South Korea was 4% and 5% higher, respectively, compared to the fourth quarter of 2001. Over our 10 year history in Japan, the economy of Japan has been stagnant. While such economic times may benefit recruitment of new distributors, more severe economic challenges could negatively impact overall revenue.

     Revenue in Southeast Asia increased 30% to $196.0 million in 2002 from $150.3 million in 2001. Excluding the impact of changes in exchange rates, our revenue in Southeast Asia increased 31% in 2002 compared to the prior year. Distributor interest surrounding our expansion of retail operations in China, which commenced in January 2003, and the opening of the Malaysian market in November 2001 spurred the growth in this region. The combined revenue of Singapore and Malaysia increased 62% to $64.3 million in 2002 from $39.6 million in 2001 primarily as a result of the inclusion of a full year of operations in Malaysia in our 2002 results. Revenue in Taiwan increased 12% to $78.9 million in 2002 from $70.2 million in 2001. In local currency, revenue in Taiwan increased 15%. Revenue growth in Taiwan was driven by a 27% increase in executive distributors primarily related to distributor enthusiasm throughout the Southeast Asia region resulting from the opening of Malaysia and planned retail expansion of operations in China. Additionally, revenue in Hong Kong increased 11% to $24.0 million in 2002 from $21.7 million in 2001 and revenue in Thailand increased 98% to $13.0 million in 2002 from $6.6 million in 2001. As distributors leader focus on our expansion in China, we believe that revenue in Singapore and Malaysia may decline in 2003, while revenue in Taiwan and Hong Kong remains relatively level, which we believe should be more than offset by the increase in revenue in China.

     The significant interest and activity created in China by our expansion of operations has resulted in heightened scrutiny by both the media and government regulators in China regarding our method of operation. Actions by regulators in some locations have caused and will continue to cause some obstructions in our ability to do business, including an inability to conduct sales activity in a limited number of stores. Fewer than 10% of our stores in China have been affected by this disruption of sales activity. Regulators also have provided guidance and direction on certain aspects of our operations. For example, regulators have expressed some concerns about the number of sales employees per store in some locations and have recommended that we work to have a reasonable number of sales employees per store and focus in the near term on increasing the productivity of our sales employees rather than increasing the number of sales employees in each store. It is difficult to assess the short– and long–term impact of these actions and reviews. However, we continue to believe that we can generally achieve our targeted results for this market in 2003 as previously disclosed, subject to the length and severity of these reviews as well as other operating and market factors. We do believe, however, that these reviews are a necessary part of establishing a solid regulatory foundation upon which future growth can occur.

     Revenue in North America, consisting of the United States and Canada, decreased 6% to $145.9 million in 2002 from $155.9 million in 2001. This decrease in the North America region is due to revenue in the United States declining 8% to $136.6 million in 2002 from $149.0 million in 2001. The decrease in the United States is due to declines in Big Planet, including a decline of $8.9 million in 2002 in our core Big Planet revenue and a $2.7 million decline from our professional employer organization as we implemented initiatives centered on the more profitable personal care and nutritional supplement product categories. Our strategy for Big Planet has been to augment our technology products with high margin products such as home cleaning products and to improve margins on key technology products such as our telecommunication products and ISP service. For the year, Nu Skin and Pharmanex revenue was flat, although revenue increased 19% in the fourth quarter of 2002 compared to the same period in 2001. These decreases were somewhat offset by an increase of 34% in Canada to $9.4 million in 2002 from $7.0 million in 2001.

     Revenue in Other Markets, which include our European and Latin American operations, increased 11% to $28.3 million in 2002 from $25.5 million in 2001. This increase in revenue is primarily due to a 13% increase in revenue in Europe in U.S. dollars compared to the prior year. Excluding the impact of changes in exchange rates, our revenue in Europe increased approximately 4% compared to 2001 and in Latin America revenue increased 5% compared to 2001.

     Gross profit as a percentage of revenue remained nearly constant at 80.2% in 2002 compared to 79.9% in 2001. The slight negative impact of fluctuations in foreign currency in 2002 was offset by a decrease of revenue related to low margin Big Planet products and services in 2002. We purchase a significant majority of our goods in U.S. dollars and recognize revenue in local currencies. Consequently, we are subject to exchange rate risks in our gross margins.

NO. 38

     Distributor incentives as a percentage of revenue increased to 39.6% in 2002 from 39.2% in 2001. In U.S. dollars, distributor incentives increased to $382.2 million in 2002 from $347.5 million in 2001. The decline in revenue from Big Planet products and services, which pay lower commissions than our personal care and nutritional supplement product categories, contributed to the increase in distributor incentives during 2002.

     Selling, general and administrative expenses as a percentage of revenue decreased to 29.6% in 2002 from 32.6% in 2001. Without the impact of $10.5 million of amortization of intangibles recorded in 2001, which was not recorded in 2002 due to the implementation of SFAS No. 142, selling, general and administrative expenses as a percentage of revenue would have been 31.4% in 2001. In 2002, we generated higher revenue while maintaining operating expenses primarily due to improved efficiencies from our cost-saving technology and automated reordering initiatives which allowed us to reduce labor expense as a percentage of revenue. These efficiencies in 2002, combined with the additional selling, general and administrative expenses of approximately $4.0 million we incurred in 2001 for a distributor convention held in Japan, which was not held in 2002, contributed to the remaining decrease in selling, general and administrative expenses as a percentage of revenue. In U.S. dollar terms, selling, general and administrative expenses decreased to $285.2 million in 2002 from $288.6 million in 2001.

     Other income (expense), net was $2.9 million of expense in 2002 compared to $8.4 million of income in 2001. The decrease in other income (expense), net is primarily related to the foreign exchange fluctuations to the U.S. dollar on the translation of yen-based bank debt and other foreign denominated intercompany balances into U.S. dollars for financial reporting purposes. In 2001, the net $8.4 million of income primarily included foreign exchange gains due to a weakened Japanese yen relative to the U.S. dollar over 2000, while the net $2.9 million of expense in 2002 was due to a strengthened Japanese yen relative to the U.S. dollar over 2001.

     Provision for income taxes increased to $38.1 million in 2002 from $29.5 million in 2001. This increase was largely due to the increases in operating income as compared to the prior year. The effective tax rate remained at 37.0% of pre-tax income for 2002 and 2001.

     Net income increased to $64.8 million in 2002 from $50.3 million in 2001. Net income increased primarily because of the factors noted above in “revenue,” “gross profit” and “selling, general and administrative” and was somewhat offset by the factors noted in “distributor incentives,” “other income (expense), net” and “provision for income taxes” above.

2001 Compared to 2000

     Revenue in 2001 increased 1% to $885.6 million from $879.8 million in 2000 primarily due to the growth in the Southeast Asia region and increased revenue from our professional employer organization business in the United States. Revenue in 2001 was negatively impacted by a weakening of foreign currencies against the U.S. dollar. Excluding the impact of changes in exchange rates, we experienced growth of 9% for 2001 compared to the prior year.

     Revenue in North Asia decreased 5% to $553.9 million in 2001 from $585.4 million in 2000. The decrease in revenue was due to revenue in Japan decreasing 8% to $508.1 million in 2001 from $554.2 million in 2000. This decrease is directly attributable to a 13% weakening in the Japanese yen for 2001 compared to the prior year. In local currency, revenue in Japan increased 3% in 2001. In 2001, the success of key Nu Skin and Pharmanex products launched as well as the successful promotion of the automatic reordering programs and the initiation of personalized websites drove growth in Japan. The decline in revenue in Japan in U.S. dollars was partially offset by an increase in revenue in South Korea of 47% to $45.8 million in 2001 from $31.2 million in 2000. In local currency, revenue in South Korea was 67% higher in 2001 compared to the prior year. The continued revenue growth in South Korea is attributed primarily to an improving economy as well as a rebound in the direct selling industry as a whole in South Korea. In addition, we successfully launched several new products and successfully promoted our automatic repurchasing program.

     Revenue in Southeast Asia increased 26% to $150.3 million in 2001 from $119.5 million in 2000. Excluding the impact of changes in exchange rates, our revenue in Southeast Asia increased 33% in 2001 compared to the prior year. The increase in revenue resulted primarily from a full year of operations in Singapore, which generated $34.6 million in 2001 compared to $1.0 million in 2000 following the opening of operations in Singapore in December 2000, as well as the commencement of operations in Malaysia in November 2001, which generated an additional $5.0 million in revenue. Success in Singapore and Malaysia has also contributed to modest growth in other markets in the Southeast Asia region, such as Hong Kong, Thailand and Australia. These increases, however, were somewhat offset by the results in Taiwan, which decreased 16% to $70.2 million in 2001 from $83.4 million in 2000. In local currency, revenue in Taiwan decreased 9% in 2001 from the prior year.

No. 39

Management believes, however, that sequential quarterly revenue totals indicate an overall maturity of direct selling in that market. Local currency revenue in Taiwan increased 5% during the second quarter of 2001 compared to the first quarter of 2001, due in part to seasonal trends, decreased 1% from the second quarter of 2001 to the third quarter of 2001 and increased 2% from the third quarter of 2001 to the fourth quarter of 2001 due in part to seasonal trends.

     Revenue in North America, consisting of the United States and Canada, remained nearly constant at $155.9 million in 2001 compared to $155.8 million in 2000. Revenue in the United States increased slightly to $149.0 million in 2001 from $148.6 million in the prior year. Revenue in the United States in 2001 includes an additional $16.6 million of revenue generated from our professional employer organization over the prior year. In addition, the international convention held in the United States in February 2001 generated approximately $5.0 million in revenue from sales to international distributors attending the convention. More than offsetting this additional revenue in the United States, revenue from our core business in the United States was negatively impacted by distributor uncertainty relating to the our divisional strategies and the decreased focus on unprofitable products such as the free iPhone promotion and some of our I-Link telecommunications products.

     Revenue in Other Markets, which include our European and Latin American operations, increased 34% to $25.5 million in 2001 from $19.1 million in 2000. This increase in revenue is due to a 38% increase in revenue in Europe in U.S. dollars compared to the prior year. Excluding the impact of changes in exchange rates, our revenue in Europe increased approximately 42% during 2001 compared to the prior year.

     Gross profit as a percentage of revenue decreased to 79.9% in 2001 compared to 83.0% in 2000. The decrease in gross profit percentage resulted primarily from the weakening of the Japanese yen and other currencies relative to the U.S. dollar, which negatively impacted margins by 1.4%. Also the increased revenue relating to our professional employer organization, which carries significantly lower gross margins than our other products negatively impacted margins by 2.1%. These factors were partially offset by 0.4% gross margin improvement in Nu Skin and Pharmanex products.

     Distributor incentives as a percentage of revenue remained constant at 39.2% in 2001 and 2000. Distributor incentives increased 1% to $347.5 million in 2001 from $345.3 million in 2000 as a result of the slight revenue increase in 2001. Prior to 2000, we restructured a portion of our compensation plan for distributors, adding short-term incentives designed to attract new distributor leaders. Management believes these changes in our compensation plan have helped to strengthen our active and executive distributors, which have increased to 558,000 and 24,800 in 2001 from 497,000 and 21,400 in 2000, respectively.

     Selling, general and administrative expenses as a percentage of revenue decreased to 32.6% in 2001 from 33.5% in 2000. Selling, general and administrative expenses decreased to $288.6 million in 2001 from $294.7 million in 2000. The decreases resulted primarily from a weaker Japanese yen in 2001 as well as our cost-saving initiatives, which included reductions in headcount and occupancy costs. Offsetting these lower expenses were the costs incurred during the first quarter of 2001 for our international distributor convention in the United States which added approximately $5.0 million in selling, general and administrative expenses. The international convention is held every 18 months and accordingly, year 2000 results did not include convention expenses.

     Other income (expense), net increased $2.4 million in 2001 compared to the prior year. This increase related primarily to a $2.3 million gain from the sale of an interest in our Malaysian subsidiary due to local ownership requirements.

     Provision for income taxes decreased to $29.6 million in 2001 from $34.7 million in 2000. This decrease was largely due to a decrease in operating income as compared to the prior year, offset by an increase in the effective tax rate from 36% in 2000 to 37% in 2001.

     Net income decreased to $50.3 million in 2001 from $61.7 million in 2000. Net income decreased primarily because of the factors noted above in “gross profit” and “distributor incentives” and was somewhat offset by the factors noted in “revenue,” “selling, general and administrative,” “other income (expense), net” and “provision for income taxes” above.

No. 40

Liquidity and Capital Resources

     Historically, our principal needs for funds have been for operating expenses including distributor incentives, working capital (principally inventory purchases), capital expenditures and the development of operations in new markets. We have generally relied on cash flow from operations to meet our cash needs and business objectives without incurring long-term debt to fund operating activities.

     We typically generate positive cash flow from operations due to favorable gross margins, the variable nature of distributor incentives, which constitute a significant percentage of operating expenses, and minimal capital requirements. We generated $111.1 million in cash from operations in 2002 compared to $74.4 million in 2001. This increase in cash generated from operations in 2002 compared to the prior-year period is primarily related to increased operating profits in 2002 with taxes paid in 2002 remaining relatively constant with taxes paid in 2001, in part due to our utilization of foreign tax credits.

     As of December 31, 2002, working capital was $180.6 million compared to $152.5 million as of December 31, 2001. Cash and cash equivalents at December 31, 2002 were $120.3 million and were $75.9 million at December 31, 2001. This increase in cash balances was primarily due to the increase in cash from operations.

     On March 6, 2002, we paid $4.8 million, including transaction costs, to acquire rights to technology to be used in a portable laser-based tool for measuring the level of certain antioxidants. In addition to the cash payment, the purchase price also included the issuance of 106,667 shares of our Class A common stock valued at approximately $900,000, and contingent payments approximating $8.5 million and up to 1.2 million shares of our Class A common stock if specific development and revenue targets are met. On April 19, 2002, we acquired First Harvest International, LLC, a small dehydrated food manufacturer. We paid a total of $2.7 million including the assumption of certain liabilities for this transaction. We have also agreed to pay a 1% royalty on the sale of First Harvest International products.

     Capital expenditures, primarily for equipment, computer systems and software, office furniture and leasehold improvements, were $19.0 million for the year ended December 31, 2002. In addition, we anticipate capital expenditures in 2003 of approximately $25 to $30 million to further enhance our infrastructure, including enhancements to computer systems and Internet related software in order to expand our Internet capabilities, purchase of the portable laser–based tools mentioned above, as well as further expansion of our retail stores, manufacturing and related infrastructure in China.

     Our long-term debt consists of 9.7 billion Japanese yen-denominated 10-year senior notes issued to the Prudential Insurance Company of America. The notes bear interest at an effective rate of 3.03% per annum and are due October 2010, with annual principal payments beginning October 2004. As of December 31, 2002, the outstanding balance on the notes was 9.7 billion Japanese yen, or $81.7 million.

     On May 10, 2001, we entered into a $60.0 million revolving credit agreement, or the revolving credit facility, with Bank of America, N.A. and Bank One Utah, N.A. for which Bank of America, N.A. acted as agent. Drawings on this revolving credit facility may be used for working capital, capital expenditures and other purposes including repurchases of our outstanding shares of Class A common stock. Per the terms of the agreement, the revolving credit facility was reduced to $45.0 million on May 10, 2002, and will be further reduced to $30.0 million on May 10, 2003. The revolving credit facility is set to expire on May 10, 2004. There were no outstanding balances relating to the revolving credit facility as of December 31, 2002. The Japanese notes and the revolving credit facility are both secured by a guaranty of our material subsidiaries and by a pledge of 65% of the outstanding stock of Nu Skin Japan Company Limited, our operating subsidiary in Japan.

     Since August 1998, our board of directors has authorized us to repurchase up to $90.0 million of our outstanding shares of Class A common stock. The repurchases are used primarily to fund our equity incentive plans. During the year ended December 31, 2002, we repurchased approximately 1.2 million shares of Class A common stock for an aggregate amount of approximately $14.2 million. As of December 31, 2002, we had repurchased a total of approximately 7.9 million shares of Class A common stock for an aggregate price of approximately $73.2 million.

     During each quarter of 2002, our board of directors declared cash dividends of $0.06 per share for all classes of common stock. These quarterly cash dividends totaled approximately $19.6 million and were paid during 2002 to stockholders of record in 2002. On February 3, 2003, the board of directors declared a dividend to be paid during the first quarter of 2003 of $0.07 per share for all classes of common stock. In addition, we anticipate that our board of directors will continue to declare quarterly cash dividends and that the cash flows from operations will

No. 41

be sufficient to fund our future dividend payments. However, the declaration of dividends is subject to the discretion of our board of directors and will depend upon various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

     We had related party payables of $.2 million and $7.1 million at December 31, 2002 and 2001, respectively. This decrease in related party payables was due to us paying the remaining balance of approximately $6.0 million on the note issued in our acquisition of Big Planet in 1999. We had related party receivables of $.6 million and $13.0 million at December 31, 2002 and 2001, respectively. This balance at December 31, 2001 is partly related to an outstanding obligation from a private affiliate related to our distributor stock option program. The private affiliate is controlled by Blake M. Roney, Brooke B. Roney, Steven J. Lund and Sandra N. Tillotson, officers and directors of Nu Skin Enterprises. This related party receivable at December 31, 2001 is also partly related to a $5.0 million loan to a significant shareholder, who is the sister of Blake M. Roney and Brooke B. Roney, directors and officers of Nu Skin Enterprises. The decrease in related party receivables was due to the repayment of this $5.0 million loan, together with accrued interest, and the prepayment of approximately $2.4 million to satisfy the outstanding obligations related to our distributor stock option program. The shareholder loan of $5.0 million, which was entered into in 1997, was repaid with shares of our Class A common stock on May 3, 2002 in accordance with the terms of the loan.

     We believe we have sufficient liquidity to be able to meet our obligations on both a short– and long–term basis. We currently believe that existing cash balances together with future cash flows from operations will be adequate to fund the cash needs relating to the implementation of our strategic plans. The majority of our expenses are variable in nature and as such, a potential reduction in the level of revenue would reduce our cash flow needs. However, in the event that our current cash balances, future cash flow from operations and current lines of credit are not sufficient to meet our obligations or strategic needs, we would consider raising additional funds in the debt or equity markets or restructuring our current debt obligations. Additionally, we would consider realigning our strategic plans including a reduction in capital spending and a reduction in the level of stock repurchases or dividend payments.

     The following table sets forth payments due by period for contractual obligations as of December 31, 2002 (U.S. dollars in thousands):

	Total	0-3 Years	4-5 Years	After 5 Years
Long-term debt	$ 81,732	$ 23,352	$ 23,352	$ 35,028
Capital lease obligations	Nil	Nil	Nil	Nil
Operating leases(1)	59,644	32,088	14,297	13,259
Unconditional purchase obligations(2)	*	*	*	*
Other long-term obligations(2)	*	*	*	*

Total contractual cash obligations	$ 141,376	$ 55,440	$ 37,649	$ 48,287

(1)

Operating leases includes corporate office and warehouse space with two entities that are owned by certain officers and directors of our company. Total payments under these leases were $3.3 million for the year ended December 31, 2002 with remaining long-term obligations under these leases of $29.8 million.

(2)

We enter into ordinary purchase, supply and consulting or other contracts as part of our ongoing operations. As of December 31, 2002, there were no material unconditional purchase obligations (commitments to purchase products or services regardless of our need for such products) or other long-term obligations (fixed obligations which extend beyond 12 months). We do have a material commitment to issue shares of stock and cash to the sellers of the laser–based technology upon the attainment of certain development and performance targets as explained above.

Seasonality

     In addition to general economic factors, we are impacted by seasonal factors and trends such as major cultural events and vacation patterns. For example, most Asian markets celebrate their respective local New Year in the first quarter, which generally has a negative impact on that quarter. We believe that direct selling in Japan, the United States and Europe is also generally negatively impacted during the month of August, which is in our third quarter, when many individuals, including our distributors, traditionally take vacations.

No. 42

Distributor Information

     The following table provides information concerning the number of active and executive distributors as of the dates indicated. Active distributors are those distributors who were resident in the countries in which we operated and purchased products for resale or personal consumption during the three months ended as of the date indicated. An executive distributor is an active distributor who has achieved required monthly personal and group sales volumes.

	As of December 31, 2000		As of December 31, 2001		As of December 31, 2002
Region	Active	Executive	Active	Executive	Active	Executive
North Asia	301,000	14,968	319,000	16,891	322,000	17,668
Southeast Asia	100,000	3,044	137,000	4,540	139,000	6,536
North America	74,000	2,632	76,000	2,419	73,000	2,693
Other Markets	22,000	737	26,000	989	32,000	1,018

Total	497,000	21,381	558,000	24,839	566,000	27,915

Quarterly Results

     The following table sets forth selected unaudited quarterly data for the periods shown:

	2001				2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
	(U.S. dollars in millions, except per share amounts)
Revenue	$ 210.3	$ 218.6	$ 224.2	$ 232.6	$ 216.1	$ 244.9	$ 252.9	$ 250.2
Gross profit	167.7	175.3	178.3	186.2	172.0	196.3	203.2	201.7
Operating income	13.0	20.2	19.7	18.6	20.5	30.4	25.9	29.0
Net income	12.6	11.6	12.5	13.6	12.9	18.0	15.9	18.0
Net income per share:
Basic	0.15	0.14	0.15	0.16	0.16	0.22	0.20	0.22
Diluted	0.15	0.14	0.15	0.16	0.16	0.22	0.19	0.22

Recent Accounting Pronouncements

     In May 2002, the FASB issued SFAS No. 145, "Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections" as of April 2002. The adoption of SFAS No. 145 had no impact on our financial statements.

     In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." We have adopted this standard and it had no impact on our financial statements.

     In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure, an amendment of FASB Statement No. 123," which addresses the accounting for alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure requirements of SFAS No. 123 to require prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used to report the results. We have adopted SFAS No. 148 and it did not have a significant effect on our financial statements.

     In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others.” We are currently evaluating this standard and do not believe it will have a significant impact on our financial statements.

     In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51." We are currently evaluating this standard and do not believe it will have a significant impact on our financial statements.

No. 43

Currency Risk and Exchange Rate Information

     A majority of our revenue and many of our expenses are recognized primarily outside of the United States, except for inventory purchases which are primarily transacted in U.S. dollars from vendors in the United States. Each subsidiary’s local currency is considered the functional currency. All revenue and expenses are translated at weighted average exchange rates for the periods reported. Therefore, our reported revenue and earnings will be positively impacted by a weakening of the U.S. dollar and will be negatively impacted by a strengthening of the U.S. dollar. For example, in 2001, the Japanese yen significantly weakened, which reduced our operating results on a U.S. dollar reported basis. Given the uncertainty of exchange rate fluctuations, we cannot estimate the effect of these fluctuations on our future business, product pricing, results of operations or financial condition.

     We seek to reduce our exposure to fluctuations in foreign currency exchange rates through the use of foreign currency exchange contracts, through intercompany loans of foreign currency and through our Japanese yen denominated debt. We do not use derivative financial instruments for trading or speculative purposes. We regularly monitor our foreign currency risks and periodically take measures to reduce the impact of foreign exchange fluctuations on our operating results.

     Our foreign currency derivatives are comprised of over-the-counter forward contracts with major international financial institutions. As of December 31, 2002, we had $124.6 million of these contracts with expiration dates through December 2003. All of these contracts were denominated in Japanese yen. For the year ended December 31, 2002, we recorded $4.5 million of gains in operating income, and $6.6 million of losses in other comprehensive income related to the fair market valuation on our outstanding forward contracts. Based on our foreign exchange contracts at December 31, 2002, the impact of a 10% appreciation or 10% depreciation of the U.S. dollar against the Japanese yen would not represent a material potential loss in fair value, earnings or cash flows against these contracts. This potential loss does not consider the underlying foreign currency transaction or translation exposures to which we are subject.

     Following are the weighted average currency exchange rates of U.S. $1 into local currency for each of our international or foreign markets in which revenue exceeded U.S. $5.0 million for at least one of the quarters listed:

	2001				2002
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Japan(1)	118.3	122.6	121.5	123.8	132.5	126.9	119.3	122.3
Taiwan	32.5	33.4	34.6	34.5	35.0	34.4	33.9	34.8
Hong Kong	7.8	7.8	7.8	7.8	7.8	7.8	7.8	7.8
South Korea	1,272.5	1,305.5	1,291.6	1,287.1	1,314.9	1,261.4	1,192.2	1,217.8
Singapore	1.7	1.8	1.8	1.8	1.8	1.8	1.8	1.8
Malaysia (2)	--	--	--	--	3.8	3.8	3.8	3.8

(1)	As of February 28, 2003 the exchange rate of U.S. $1 into the Japanese yen was approximately 117.6.

(2)	We commenced operations in Malaysia during the fourth quarter of 2001.

Note Regarding Forward-Looking Statements

     With the exception of historical facts, the statements contained in Management’s Discussion and Analysis of Financial Condition and Results of Operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”) which reflect our current expectations and beliefs regarding our future results of operations, performance and achievements. These statements are subject to risks and uncertainties and are based upon assumptions and beliefs that may not materialize. These forward-looking statements include, but are not limited to, statements concerning:

•	our belief that existing cash and cash flows from operations will be adequate to fund cash needs;

•	our belief that we can meet our targeted results in China;

•	the expectation that we will spend $25 to $30 million for capital expenditures during 2003; and

•	the anticipation that cash will be sufficient to pay future dividends.

No. 44

     In addition, when used in this report, the words or phrases, “will likely result,” “expect,” “anticipate,” “will continue,” “intend,” “plan,” “believe,” and similar expressions are intended to help identify forward-looking statements.

     We wish to caution readers that our operating results are subject to various risks and uncertainties that could cause our actual results and outcomes to differ materially from those discussed or anticipated. Reference is made to the risks and uncertainties described below and factors described in our Annual Report on Form 10-K (which contains a more detailed discussion of the risks and uncertainties related to our business). We also wish to advise readers not to place any undue reliance on the forward-looking statements contained in this report, which reflect our beliefs and expectations only as of the date of this report. We assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances or any changes in our beliefs or expectations. Some of the risks and uncertainties that might cause actual results to differ from those anticipated include, but are not limited to, the following:

(a)

Because a substantial majority of our revenue is generated from the Asian regions, particularly Japan, significant variations in operating results including revenue, gross margin and earnings from those expected could be caused by:

•	renewed or sustained weakness of Asian economies or consumer confidence;

•	weakening of foreign currencies, particularly the Japanese yen;

•	failure of planned initiatives to generate continued interest and enthusiasm among distributors in these markets or to attract new distributors; or

•	any problems with our expansion of operations in China, which has spurred growth in other Asia markets, and any other distractions caused by the expansion of operations in China.

(b)	Our expansion of operations in China is subject to risks and uncertainties. We have been subject to significant regulation scrutiny (See "Results of Operations -- 2002 Compared to 2001 - Revenue”) and our operations in China may be modified or otherwise harmed by regulatory changes, subjective interpretations of laws or an inability to work effectively with national and local government agencies. In addition, actions by distributors in violation of local laws could harm our efforts. Because of restrictions on direct selling activities, we have implemented a modified business model for this market using retail stores and an employed sales force. We have not previously operated a large number of retail outlets and we cannot assure that we will be able to do so effectively.

(c)

Our announcement of the development of a tool that noninvasively measures caratenoid antioxidant levels in the skin has generated significant interest among distributors, particularly in the United States. This tool is still in the final development stages. As with any new technology, we have experienced delays and technical issues in developing a production model. If the full launch or use of this tool is delayed or otherwise inhibited by production or development issues, this could harm our business. In addition, we have been communicating with a staff member of the FDA who has challenged the status of the scanner as a non-medical device. If the FDA were to determine that the scanner is a medical device, this could delay or inhibit our ability to use the scanner, which could harm our business in the United States.

(d)

The network marketing and nutritional supplement industries are subject to various laws and regulations throughout our markets, many of which involve a high level of subjectivity and are inherently fact based and subject to interpretation. If our existing business practices or products, or any new initiatives or products, are challenged or found to contravene any of these laws by any governmental agency or other third party, or if there are any changes in regulations applicable to our business, our revenue and profitability may be harmed.

(e)

Our ability to retain key and executive level distributors or to sponsor new executive distributors is critical to our success. Because our products are distributed exclusively through our distributors, our operating results could be adversely affected if our existing and new business opportunities and products do not generate sufficient excitement and economic incentive to retain our existing distributors or to sponsor new distributors on a sustained basis.

(f)

The network marketing and nutritional supplement industries receive negative publicity from time to time. There is a risk that we could continue to receive negative publicity in the future related to our marketing practices or new initiatives or products. Any such publicity could negatively impact our ability to successfully sponsor new distributors and grow revenue.

No. 45

Nu Skin Enterprises, Inc.
Consolidated Balance Sheets
(U.S. dollars in thousands, except share amounts)

	December 31,
	2001	2002
ASSETS
Current assets
Cash and cash equivalents	$ 75,923	$ 120,341
Accounts receivable	19,318	18,914
Related parties receivable	12,961	562
Inventories, net	84,255	88,306
Prepaid expenses and other	45,404	48,316

	237,861	276,439

Property and equipment, net	57,355	55,342
Goodwill	114,791	118,768
Other intangible assets, net	64,714	69,181
Other assets	107,631	92,108

Total assets	$ 582,352	$ 611,838

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$ 14,733	$ 17,992
Accrued expenses	63,493	77,653
Related parties payable	7,122	155

	85,348	95,800

Long-term debt	73,718	81,732

Other liabilities	43,396	47,820

Total liabilities	202,462	225,352

Stockholders’ equity
Class A common stock - 500,000,000 shares authorized, $.001 par
value, 33,615,230 and 35,707,785 shares issued and outstanding	33	36
Class B common stock - 100,000,000 shares authorized, $.001 par
value, 48,849,040 and 45,362,854 shares issued and outstanding	49	45
Additional paid-in capital	88,953	69,803
Accumulated other comprehensive loss	(49,485)	(68,988)
Retained earnings	340,340	385,590

	379,890	386,486

Total liabilities and stockholders’ equity	$ 582,352	$ 611,838

The accompanying notes are an integral part of these consolidated financial statements.

No. 46

Nu Skin Enterprises, Inc.
Consolidated Statements of Income
(U.S. dollars in thousands, except per share amounts)

	Year Ended December 31,
	2000	2001	2002
Revenue	$ 879,758	$ 885,621	$ 964,067
Cost of sales	149,342	178,083	190,868

Gross profit	730,416	707,538	773,199

Operating expenses:
Distributor incentives	345,259	347,452	382,159
Selling, general and administrative	294,744	288,605	285,229

Total operating expenses	640,003	636,057	667,388

Operating income	90,413	71,481	105,811
Other income (expense), net	5,993	8,380	(2,886)

Income before provision for income taxes	96,406	79,861	102,925
Provision for income taxes	34,706	29,548	38,082

Net income	$ 61,700	$ 50,313	$ 64,843

Net income per share:
Basic	$ 0.72	$ 0.60	$ 0.79
Diluted	$ 0.72	$ 0.60	$ 0.78
Weighted average common shares outstanding (000s):
Basic	85,401	83,472	81,731
Diluted	85,642	83,915	83,128

The accompanying notes are an integral part of these consolidated financial statements.

No. 47

Nu Skin Enterprises, Inc.
Consolidated Statements of Stockholders’ Equity
(U.S. dollars in thousands, except share amounts)

	Class A Common Stock	Class B Common Stock	Additional Paid-In Capital	Accumulated Other Comprehensive Loss	Retained Earnings	Deferred Compensation	Total Stockholders’ Equity
Balance at January 1, 2000	$ 32	$ 55	$ 119,652	$ (48,220)	$ 244,758	$ (6,898)	$ 309,379

Net income	--	--	--	--	61,700	--	61,700
Foreign currency translation
adjustments	--	--	--	2,873	--	--	2,873

Total comprehensive income	--	--	--	--	--	--	64,573
Repurchase of 1,893,000 shares of
Class A common stock	(2)	--	(12,763)	--	--	--	(12,765)
Conversion of shares	1	(1)	--	--	--	--	--
Amortization of deferred compensation	--	--	--	--	--	5,252	5,252
Exercise of distributor and employee
stock options	--	--	294	--	--	--	294
Forfeiture of employee stock awards
and stock options	--	--	(899)	--	--	899	--

Balance at December 31, 2000	31	54	106,284	(45,347)	306,458	(747)	366,733

Net income	--	--	--	--	50,313	--	50,313
Foreign currency translation
adjustments	--	--	--	(8,298)	--	--	(8,298)
Net unrealized gains on foreign
currency cash flow hedges	--	--	--	8,776	--	--	8,776
Net gain reclassified into
current earnings	--	--	--	(4,616)	--	--	(4,616)

Total comprehensive income							46,175
Repurchase of 2,491,000 shares of
Class A common stock	(3)	--	(18,136)	--	--	--	(18,139)
Conversion of shares	5	(5)	--	--	--	--	--
Amortization of deferred compensation	--	--	--	--	--	747	747
Exercise of distributor and
employee stock options	--	--	805	--	--	--	805
Cash dividends	--	--	--	--	(16,431)	--	(16,431)

Balance at December 31, 2001	33	49	88,953	(49,485)	340,340	--	379,890

Net income	--	--	--	--	64,843	--	64,843
Foreign currency translation
adjustments	--	--	--	(10,031)	--	--	(10,031)
Net unrealized losses on foreign
currency cash flow hedges	--	--	--	(6,567)	--	--	(6,567)
Net gain reclassified into
current earnings	--	--	--	(2,905)	--	--	(2,905)

Total comprehensive income							45,340
Repurchase of 1,682,000 shares of
Class A common stock
(Notes 3 and 10)	(1)	--	(20,585)	--	--	--	(20,586)
Conversion of shares	4	(4)	--	--	--	--	--
Purchase of long-term assets	--	--	936	--	--	--	936
Exercise of distributor and
employee stock options	--	--	1,261	--	--	--	1,261
Forfeiture of stock options	--	--	(762)	--	--	--	(762)
Cash dividends	--	--	--	--	(19,593)	--	(19,593)

Balance at December 31, 2002	$ 36	$ 45	$ 69,803	$ (68,988)	$ 385,590	$ --	$ 386,486

The accompanying notes are an integral part of these consolidated financial statements.

No. 48

Nu Skin Enterprises, Inc.
Consolidated Statements of Cash Flows
(U.S. dollars in thousands)

	Year Ended December 31,
	2000	2001	2002
Cash flows from operating activities:
Net income	$ 61,700	$ 50,313	$ 64,843
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	32,350	31,679	21,602
Amortization of deferred compensation	5,252	747	--
Gain on sale of assets	--	(2,328)	(1,328)
Changes in operating assets and liabilities:
Accounts receivable	(31)	(1,127)	404
Related parties receivable	3,248	215	5,971
Inventories, net	3,736	(2,240)	(4,051)
Prepaid expenses and other	7,875	(891)	(3,674)
Other assets	(21,400)	8,491	12,473
Accounts payable	(6,848)	(1,104)	3,259
Accrued expenses	(40,492)	(10,706)	14,160
Related parties payable	(6,039)	(1,898)	(6,967)
Other liabilities	4,037	3,266	4,424

Net cash provided by operating activities	43,388	74,417	111,116

Cash flows from investing activities:
Purchase of property and equipment	(23,030)	(15,126)	(19,026)
Purchase of long-term assets	--	--	(7,505)
Payments for lease deposits	(195)	--	--
Receipt of refundable lease deposits	255	--	--

Net cash used in investing activities	(22,970)	(15,126)	(26,531)

Cash flows from financing activities:
Payments of cash dividends	--	(16,431)	(19,593)
Repurchase of shares of common stock	(12,765)	(18,139)	(14,158)
Exercise of distributor and employee stock options	294	805	1,261
Proceeds from long-term debt	90,000	--	--
Payments on long-term debt	(142,821)	--	--

Net cash used in financing activities	(65,292)	(33,765)	(32,490)

Effect of exchange rate changes on cash	(1,292)	(13,599)	(7,677)

Net increase (decrease) in cash and cash equivalents	(46,166)	11,927	44,418

Cash and cash equivalents, beginning of period	110,162	63,996	75,923

Cash and cash equivalents, end of period	$ 63,996	$ 75,923	$ 120,341

The accompanying notes are an integral part of these consolidated financial statements.

No. 49

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.           The Company

     Nu Skin Enterprises, Inc. (the “Company”) is a leading, global, direct selling company that develops and distributes premium-quality, innovative personal care products and nutritional supplements through a large network of independent distributors. The Company also distributes technology and telecommunications products and services through its distributors. The Company reports revenue from four geographic regions: North Asia, which consists of Japan and South Korea; Southeast Asia, which consists of Australia, China, Hong Kong (including Macau), Malaysia, New Zealand, the Philippines, Singapore, Taiwan and Thailand; North America, which consists of the United States and Canada; and Other Markets, which consists of the Company’s markets in Brazil, Europe, Guatemala and Mexico (the Company’s subsidiaries operating in these countries are collectively referred to as the “Subsidiaries”).

2.           Summary of Significant Accounting Policies

Consolidation

     The consolidated financial statements include the accounts of the Company and the Subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

Use of estimates

     The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America required management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates include reserves for product returns, obsolete inventory and taxes. Actual results could differ from these estimates.

Cash and cash equivalents

     Cash equivalents are short-term, highly liquid instruments with original maturities of 90 days or less.

Inventories

     Inventories consist primarily of merchandise purchased for resale and are stated at the lower of cost or market, using the first-in, first-out method. The Company had reserves for obsolete inventory totaling $2.8 million, $6.7 million and $5.7 million as of December 31, 2000, 2001 and 2002, respectively.

Property and equipment

     Property and equipment are recorded at cost and depreciated using the straight-line method over the following estimated useful lives:

Furniture and fixtures	5 - 7 years
Computers and equipment	3 - 5 years
Leasehold improvements	Shorter of estimated useful life or lease term
Vehicles	3 - 5 years

     Expenditures for maintenance and repairs are charged to expense as incurred.

Goodwill and other intangible assets

     In July 2001, the Financial Accounting Standards Board (“FASB”) issued Statements of Financial Accounting Standards No. 141 (“SFAS 141”), Business Combinations, and No. 142 (“SFAS 142”), Goodwill and Other Intangible Assets. SFAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. SFAS 141 also specifies criteria that must be met in order for intangible assets acquired in a purchase method business combination

No. 50

to be recognized and reported apart from goodwill. SFAS 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS 142. SFAS 142 also requires that intangible assets with definite lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The Company adopted the provisions of SFAS 141 immediately and SFAS 142 effective January 1, 2002 (Note 5).

Revenue recognition

     Revenue is recognized when products are shipped, which is when title passes to independent distributors who are the Company’s customers. A reserve for product returns is accrued based on historical experience. The Company generally requires cash or credit card payment at the point of sale. The Company has determined that no allowance for doubtful accounts is necessary. Amounts received prior to shipment and title passage to distributors are recorded as deferred revenue. In addition, the Company operates a professional employer organization (“PEO”) that outsources personnel and benefits to small businesses in the United States. Revenue for the PEO consists of service fees paid by its clients. Cost of sales for the PEO includes the direct costs (such as salaries, wages and other benefits) associated with the worksite employees.

     In September 2001, the Emerging Issues Task Force (“EITF”) issued EITF 01-09, Accounting for Consideration Given by a Vendor to a Customer or Reseller of the Vendor’s Products, which addresses the accounting for consideration given by a vendor to a customer or a reseller of the vendor’s products. The Company adopted EITF 01-09 effective January 1, 2002 and such adoption did not have a significant impact on its financial statements.

Research and development

     The Company’s research and development activities are conducted primarily through its Pharmanex division. Research and development costs are expensed as incurred.

Income taxes

     The Company follows the liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be ultimately realized.

Net income per share

     Net income per share is computed based on the weighted average number of common shares outstanding during the periods presented. Additionally, diluted earnings per share data gives effect to all potentially dilutive common shares that were outstanding during the periods presented.

Foreign currency translation

     Most of the Company’s business operations occur outside the United States. Each subsidiary’s local currency is considered its functional currency. All assets and liabilities are translated into U.S. dollars at exchange rates existing at the balance sheet dates, revenue and expenses are translated at weighted average exchange rates, and stockholders’ equity is recorded at historical exchange rates. The resulting foreign currency translation adjustments are recorded as a separate component of stockholders’ equity in the consolidated balance sheets, and transaction gains and losses are included in other income and expense in the consolidated financial statements.

Fair value of financial instruments

     The carrying value of financial instruments including cash and cash equivalents, accounts receivable, related parties receivable, accounts payable, related parties payable and notes payable approximate fair values. The carrying amount of long-term debt approximates fair value because the applicable interest rates approximate current market rates. Fair value estimates are made at a specific point in time, based on relevant market information.

Stock-based compensation

     The Company measures compensation expense for its stock-based employee compensation plans, which are described in Note 11. SFAS No. 123, Accounting for Stock-Based Compensation, encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans based on the fair market value of options granted. The Company has chosen to account for stock based compensation

No. 51

using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, because the grant price equals the market price on the date of grant for options issued by the Company, no compensation expense is recognized for stock options issued to employees. On December 31, 2002, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 148, Accounting for Stock Based Compensation – Transition and Disclosure, which amended SFAS No. 123. SFAS No. 148 requires more prominent and frequent disclosures about the effects of stock-based compensation. The Company will continue to account for its stock based compensation according to the provisions of APB Opinion No. 25. Had compensation cost for the Company’s stock options been recognized based upon the estimated fair value on the grant date under the fair value methodology prescribed by SFAS No. 123, as amended by SFAS No. 148, the Company’s net earnings and earnings per share would have been as follows (U.S. dollars in thousands, except per share amounts):

December 31,
	2000	2001	2002
Net income, as reported	$ 61,700	$ 50,313	$ 64,843

Deduct: Total stock-based employee compensation
expense determined under fair value based method for
all awards, net of related tax effects	(5,484)	(1,886)	(5,450)

Pro forma net income	$ 56,216	$ 48,427	$ 59,393

Earnings per share:
Basic - as reported	$ 0.72	$ 0.60	$ 0.79
Basic - pro forma	$ 0.66	$ 0.58	$ 0.73

Diluted - as reported	$ 0.72	$ 0.60	$ 0.78
Diluted - pro forma	$ 0.66	$ 0.58	$ 0.71

Reporting comprehensive income

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from nonowner sources, and it includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

Accounting for derivative instruments and hedging activities

     As of January 1, 2001, the Company has adopted Statement of Financial Accounting Standards No. 133 (“SFAS 133”), Accounting for Derivative Instruments and Hedging Activities. The statement requires companies to recognize all derivatives as either assets or liabilities, with the instruments measured at fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on the intended use of the derivative and its resulting designation. The adoption of SFAS 133 did not have a significant impact on the Company’s consolidated financial statements. (Note 15)

New pronouncements

     In May 2002, the FASB issued SFAS No. 145, Rescission of SFAS Nos. 4, 44, and 64, Amendment of SFAS 13, and Technical Corrections as of April 2002. The adoption of SFAS No. 145 had no impact on its financial statements.

     In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. The Company has adopted this standard and its adoption did not have a significant effect on its financial statements.

     In November 2002, the FASB issued Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Company is currently evaluating this standard, however, it does not believe its adoption will have a significant effect on its financial statements.

     In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51. The Company is currently evaluating this standard, however, it does not believe it will have a significant effect on its financial statements.

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3.           Related Party Transactions

Certain relationships with stockholder distributors

     Two major stockholders of the Company have been independent distributors for the Company since 1984. These stockholders are partners in an entity which receives substantial commissions from the Company, including commissions relating to sales within the countries in which the Company operates. By agreement, the Company pays commissions to this partnership at the highest level of distributor compensation. The commissions paid to this partnership relating to sales within the countries in which the Company operates were $3.4 million, $3.5 million and $3.3 million for the years ended December 31, 2000, 2001 and 2002, respectively.

Loan to stockholder

     On May 3, 2002, a $5.0 million loan to a non-management stockholder was repaid, together with accrued interest, with approximately 440,000 shares of the Company’s Class A common stock.

Lease agreements

     The Company leases corporate office and warehouse space from two entities that are owned by certain officers and directors of the Company. Total lease payments to these two affiliated entities were $2.7 million, $3.3 million and $3.3 million for the years ended December 31, 2000, 2001 and 2002, respectively, with remaining long-term obligations under these leases of $19.8 million and $29.8 million at December 31, 2001 and 2002, respectively. The increase was primarily related to entering into mid– to long-term lease agreements for properties that were previously month-to-month contracts as the previous leases for these properties had expired and the Company was negotiating new leases.

Promissory Note

     On August 14, 2002, the Company paid the remaining balance (approximately $6.0 million) of the promissory note issued by the Company to a related party in connection with the Company’s acquisition of Big Planet, Inc. in 1999. In addition, the Company negotiated a settlement of a receivable from a related party by accepting a cash payment of $2.4 million to satisfy an obligation related to outstanding distributor stock options, which obligation was previously payable upon exercise of each outstanding stock option.

4.           Property and Equipment

     Property and equipment are comprised of the following (U.S. dollars in thousands):

	December 31,
	2001	2002
Furniture and fixtures	$ 36,089	$ 37,747
Computers and equipment	70,869	81,351
Leasehold improvements	25,479	28,032
Vehicles	1,656	1,939

	134,093	149,069
Less: accumulated depreciation	(76,738)	(93,727)

	$ 57,355	$ 55,342

     Depreciation of property and equipment totaled $17.0 million, $16.6 million and $17.2 million for the years ended December 31, 2000, 2001 and 2002, respectively.

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5.           Goodwill and Other Intangible Assets

     Goodwill and other intangible assets consist of the following (U.S. dollars in thousands):

	Carrying Amount at December 31,
Goodwill and other indefinite life intangible assets:	2001	2002
Goodwill	$ 114,791	$ 118,768
Trademarks and tradenames	22,228	22,493
Marketing rights	12,266	12,266
Other	4,081	4,081

	$ 153,366	$ 157,608

	December 31, 2001		December 31, 2002
Other finite life intangible assets:	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Developed technology	$ 22,500	$ 6,017	$ 22,500	$ 6,841
Other	16,465	6,809	25,105	10,423

	$ 38,965	$ 12,826	$ 47,605	$ 17,264

     Amortization of goodwill and intangible assets totaled $15.3 million, $15.1 million and $4.4 million for the years ended December 31, 2000, 2001 and 2002, respectively. Annual estimated amortization expense is expected to approximate $3.6 million for each of the five succeeding fiscal years.

     The Company adopted SFAS No. 142 effective January 1, 2002. Under the new standard, goodwill and indefinite life intangible assets are no longer amortized but are subject to annual impairment tests. Other intangible assets with finite lives, such as developed technology, will continue to be amortized over their useful lives. The transitional and annual impairment tests were completed and did not result in an impairment charge.

     In accordance with SFAS No. 142, prior period amounts were not restated. A reconciliation of the previously reported net income and earnings per share for the years ended December 31, 2000 and 2001 to the amounts adjusted for the reduction of amortization expense, net of the related income tax effect, is as follows (U.S. dollars in thousands, except per share amounts):

	2000	2001
Reported net income	$ 61,700	$ 50,313
Add: amortization adjustment	6,453	6,352

Adjusted	$ 68,153	$ 56,665

Reported basic EPS	$ .72	$ .60
Add: amortization adjustment	.08	.08

Adjusted	$ .80	$ .68

Reported diluted EPS	$ .72	$ .60
Add: amortization adjustment	.08	.08

Adjusted	$ .80	$ .68

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6.           Other Assets

     Other assets consist of the following (U.S. dollars in thousands):

	December 31,
	2001	2002
Deferred taxes	$ 83,412	$ 65,708
Deposits for noncancelable operating leases	12,353	14,084
Other	11,866	12,316

	$ 107,631	$ 92,108

7.           Accrued Expenses

     Accrued expenses consist of the following (U.S. dollars in thousands):

	December 31,
	2001	2002
Income taxes payable	$ 7,030	$ 10,761
Accrued commission payments to distributors	25,947	34,627
Other taxes payable	10,012	12,467
Other accruals	20,504	19,798

	$ 63,493	$ 77,653

8.           Long-Term Debt

     On October 12, 2000, the Company refinanced the remaining balance of its then existing credit facility with the proceeds of a private placement of 9.7 billion Japanese yen-denominated 10-year senior notes (the “Notes”) to The Prudential Insurance Company of America. The Notes bear interest at an effective rate of 3.03% per annum and are due October 2010, with principal payments beginning October 2004. The outstanding balance on the Notes was 9.7 billion Japanese yen, or $73.7 million and $81.7 million as of December 31, 2001 and 2002, respectively.

     Interest expense relating to the long-term debt totaled $4.8 million, $2.5 million and $2.4 million for the years ended December 31, 2000, 2001 and 2002, respectively.

     The Notes contain other terms and conditions and affirmative and negative financial covenants customary for credit facilities of this type. As of December 31, 2002, the Company is in compliance with all financial covenants under the Notes.

     On May 10, 2001, the Company entered into a $60.0 million revolving credit agreement (the “Revolving Credit Facility”) with Bank of America, N.A. and Bank One Utah, N.A. for which Bank of America, N.A. acted as agent. The proceeds may be used for working capital, capital expenditures and other purposes including repurchases of the Company’s outstanding shares of Class A common stock. The Revolving Credit Facility was reduced to $45.0 million on May 10, 2002 and is further reduced to $30.0 million on May 10, 2003. The Revolving Credit Facility is set to expire on May 10, 2004. There were no outstanding balances relating to the Revolving Credit Facility as of December 31, 2001 and 2002.

     The Japanese Notes and the Revolving Credit Facility are both secured by a guaranty of our material subsidiaries and by a pledge of 65% of the outstanding stock of Nu Skin Japan Company Limited, the Company’s operating subsidiary in Japan.

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     Maturities of long-term debt at December 31, 2002 based on the year end exchange rate are as follows (U.S. dollars in thousands):

Year Ending December 31,
2003	$ --
2004	11,676
2005	11,676
2006	11,676
2007	11,676
Thereafter	35,028

Total	$ 81,732

9.           Lease Obligations

     The Company leases office space and computer hardware under noncancelable long-term operating leases. Most leases include renewal options of up to three years. Minimum future operating lease obligations at December 31, 2002 are as follows (U.S. dollars in thousands):

Year Ending December 31,
2003	$ 10,940
2004	10,567
2005	10,581
2006	9,865
2007	4,432
Thereafter	13,259

Total	$ 59,644

     Rental expense for operating leases totaled $20.7 million, $19.2 million and $21.0 million for the years ended December 31, 2000, 2001 and 2002, respectively.

10.           Capital Stock

     The Company’s authorized capital stock consists of 25 million shares of preferred stock, par value $.001 per share, 500 million shares of Class A common stock, par value $.001 per share and 100 million shares of Class B common stock, par value $.001 per share. The shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights and transfer restrictions, as follows: (1) each share of Class A common stock entitles the holder to one vote on matters submitted to a vote of the Company’s stockholders and each share of Class B common stock entitles the holder to 10 votes on each such matter; (2) stock dividends of Class A common stock may be paid only to holders of Class A common stock and stock dividends of Class B common stock may be paid only to holders of Class B common stock; (3) if a holder of Class B common stock transfers such shares to a person other than a permitted transferee, as defined in the Company’s Certificate of Incorporation, such shares will be converted automatically into shares of Class A common stock; and (4) Class A common stock has no conversion rights; however, each share of Class B common stock is convertible into one share of Class A common stock, in whole or in part, at any time at the option of the holder.

No. 56

Weighted average common shares outstanding

     The following is a reconciliation of the weighted average common shares outstanding for purposes of computing basic and diluted net income per share (in thousands):

	Year Ended December 31,
	2000	2001	2002
Basic weighted average common shares outstanding	85,401	83,472	81,731
Effect of dilutive securities:
Stock awards and options	241	443	1,397

Diluted weighted average common shares outstanding	85,642	83,915	83,128

Repurchase of common stock

     Since August 1998, the board of directors has authorized the Company to repurchase up to $90.0 million of the Company’s outstanding shares of Class A common stock. The repurchases are used primarily to fund the Company’s equity incentive plans. During the years ended December 31, 2000, 2001 and 2002, the Company repurchased approximately 1.9 million, 2.5 million and 1.2 million shares of Class A common stock for an aggregate price of approximately $12.8 million, $18.1 million and $14.2 million, respectively. As of December 31, 2002, the Company had repurchased a total of approximately 7.9 million shares of Class A common stock for an aggregate price of approximately $73.2 million.

Conversion of common stock

     During 2001 and 2002, the holders of the Class B common stock converted approximately 4.6 million and 3.5 million shares of Class B common stock to Class A common stock, respectively.

11.           Equity Incentive Plans

     During the year ended December 31, 1996, the Company’s board of directors adopted the Nu Skin Enterprises, Inc., 1996 Stock Incentive Plan (the “1996 Stock Incentive Plan”). The 1996 Stock Incentive Plan provides for granting of stock awards and options to purchase common stock to executives, other employees, independent consultants and directors of the Company and its subsidiaries. The Company has a total of 8.0 million shares available for grant under this plan. As of December 31, 2002, approximately 6.4 million shares have been granted.

     On September 17, 2001, the Company offered to exchange certain outstanding options to purchase shares of Nu Skin’s Class A common stock held by eligible optionholders granted under the 1996 Stock Incentive Plan having an exercise price equal to or greater than $10.00 per share for new options to purchase shares of Nu Skin’s Class A common stock. A total of 90 employees tendered 950,125 options to purchase the Company’s Class A common stock, which options were cancelled on October 17, 2001, in return for commitments of new grants on the grant date of April 19, 2002. These new option grants were issued on April 19, 2002 at an exercise price of $12.45 per share.

     Effective November 21, 1996, the Company implemented a one-time distributor equity incentive program which provided for grants of options to selected distributors for the purchase of 1,605,000 shares of the Company’s Class A common stock. The options are exercisable at a price of $5.75 per share and vested one year from the effective date. The Company recorded distributor stock expense of $19.9 million over the vesting period. As of December 31, 2002, approximately 898,000 of these options had been exercised.

     Pursuant to the acquisition of Pharmanex in 1998, the Company assumed outstanding options under two stock option plans. The options were converted into the right to purchase approximately 261,000 shares of Class A common stock.

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     A summary of the Company’s stock option plans as of December 31, 2000, 2001 and 2002 and changes during the years then ended, is presented below:

	2000		2001		2002
	Shares (in 000s)	Weighted Average Exercise Price	Shares (in 000s)	Weighted Average Exercise Price	Shares (in 000s)	Weighted Average Exercise Price
Outstanding - beginning of year	5,039.9	$ 13.44	5,838.9	$ 10.89	5,177.1	$ 9.84
Granted at fair value	1,983.5	7.40	902.5	7.49	2,103.4	11.90
Exercised	(22.3)	5.47	(138.0)	5.76	(204.5)	6.34
Forfeited/cancelled	(1,162.2)	16.09	(1,426.3)	13.03	(251.4)	13.25

Outstanding - end of year	5,838.9	10.89	5,177.1	9.84	6,824.6	10.46

Options exercisable at year-end	2,146.6	$ 9.44	2,501.7	$ 9.76	3,349.1	$ 9.60

     The following table summarizes information concerning outstanding and exercisable options at December 31, 2002:

	Options Outstanding			Options Exercisable
Exercise Price Range	Shares (in 000s)	Weighted Average Exercise Price	Weighted Average Years Remaining	Shares (in 000s)	Weighted Average Exercise Price
$0.92 to $5.75	1,051.6	$ 4.79	4.06	1,051.6	$ 4.79
$6.56 to $11.00	2,758.7	7.72	7.82	1,128.6	7.57
$12.00 to $16.00	2,144.8	12.55	8.71	734.5	12.94
$17.00 to $28.50	869.5	20.82	6.32	434.4	20.83

	6,824.6	10.46	7.33	3,349.1	9.60

     The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted-average assumptions:

	2000		2001		2002
Risk-free interest rate	6.3%		4.5%		3.6%
Expected life	3	.8 years	2	.9 years	3	.3 years
Expected volatility	52.0%		60.0%		52.7%
Expected dividend yield	--		2.8%		2.2%

     The weighted-average grant date fair values of options granted during 2000, 2001 and 2002 were $3.41, $3.12 and $4.18, respectively.

     Following the Company’s initial public offering in 1996, the Company has granted stock awards of its Class A common stock to employees. In total, approximately 686,000 shares were issued in this program, and the awards vested ratably over a one– to four–year period. The Company recorded compensation expense of $2.8 million for the year ended December 31, 2000, relating to these stock awards.

     Effective February 1, 2000, the Company’s board of directors adopted the Employee Stock Purchase Plan (the “Purchase Plan”), which provides for the issuance of a maximum of 200,000 shares of Class A common stock. Eligible employees can have up to 15% of their earnings withheld, up to certain maximums, to be used to purchase shares of the Company’s Class A common stock on every April 30, July 31, October 31 or January 31 (the “Purchase Date”). The price of the Class A common stock purchased under the Purchase Plan will be equal to 85% of the lower of the fair market value of the Class A common stock on the commencement date of each three-month offering period or Purchase Date. During

No. 58

2002, approximately 12,000 shares were purchased at prices ranging from $6.08 to $8.29 per share. At December 31, 2002, approximately 152,000 shares were available under the Purchase Plan for future issuance.

12.           Income Taxes

     Consolidated income before provision for income taxes consists of income earned primarily from international operations. The provision for current and deferred taxes for the years ended December 31, 2000, 2001 and 2002 consists of the following (U.S. dollars in thousands):

	2000	2001	2002
Current
Federal	$ 1,677	$ 1,812	$ 2,800
State	1,589	2,078	4,548
Foreign	36,503	25,529	26,957

	39,769	29,419	34,305
Deferred
Federal	4,337	3,330	6,819
State	836	(242)	(1,268)
Foreign	(10,236)	(2,959)	(1,774)

	(5,063)	129	3,777

Provision for income taxes	$ 34,706	$ 29,548	$ 38,082

     The principal components of deferred tax assets are as follows (U.S. dollars in thousands):

	December 31, 2001	December 31, 2002
Deferred tax assets:
Inventory differences	$ 5,275	$ 5,878
Foreign tax credit	47,689	26,286
Distributor stock options and employee stock awards	5,836	4,484
Capitalized legal and professional	1,089	793
Accrued expenses not deductible until paid	22,409	21,931
Withholding tax	2,072	3,587
Minimum tax credit	12,776	16,143
Net operating losses	5,125	3,122
Controlled foreign corporation net losses	1,391	5,962
Capitalized research and development	3,640	6,856
Advanced payments	--	10,385

Total deferred tax assets	107,302	105,427

Deferred tax liabilities:
Foreign deferred tax	17,557	20,846
Exchange gains and losses	11,799	9,881
Cost of goods sold adjustment	1,845	--
Pharmanex intangibles step-up	17,130	16,542
Amortization of intangibles	775	2,975
Other	5,791	6,005

Total deferred tax liabilities	54,897	56,249

Valuation allowance	--	--

Deferred taxes, net	$ 52,405	$ 49,178

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     The components of deferred taxes, net on a classified basis are as follows (U.S. dollars in thousands):

	Year Ended December 31,
	2001	2002
Current deferred tax assets	$ 23,890	$ 39,719
Noncurrent deferred tax assets	83,412	65,708

Total deferred tax assets	107,302	105,427

Current deferred tax liabilities	14,737	10,665
Noncurrent deferred tax liabilities	40,160	45,584

Total deferred tax liabilities	54,897	56,249

Deferred taxes, net	$ 52,405	$ 49,178

     The Company has considered projected future taxable income and ongoing tax planning strategies in determining that no valuation allowance is required.

     The foreign tax credits expire during the years 2003 to 2005. Management believes that it is more likely than not that the Company will generate sufficient taxable income in the appropriate carry forward periods to realize the benefit of the net deferred tax assets.

     The actual tax rate for the years ended December 31, 2000, 2001 and 2002 compared to the statutory U.S. Federal tax rate is as follows:

	Year Ended December 31,
	2000	2001	2002
Income taxes at statutory rate	35.00%	35.00%	35.00%
Non-deductible expenses	1.92	2.14	.22
Branch remittance gains and losses	(.03)	(.85)	(.55)
Other	(.89)	.71	2.33

	36.00%	37.00%	37.00%

13.           Employee Benefit Plan

     The Company has a 401(k) defined contribution plan which permits participating employees to defer up to a maximum of 15% of their compensation, subject to limitations established by the Internal Revenue Code. Employees who work a minimum of 1,000 hours per year, who have completed at least one year of service and who are 21 years of age or older are qualified to participate in the plan. The Company matches 100% of the first 2% and 50% of the next 2% of each participant’s contributions to the plan. Participant contributions are immediately vested. Company contributions vest based on the participant’s years of service at 25% per year over four years. The Company’s contribution totaled $979,000, $1,038,000 and $1,249,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

14.           Executive Deferred Compensation Plan

     The Company has an executive deferred compensation plan for select management personnel. Under this plan, the Company currently makes a contribution of 10% of each participant’s salary. In addition, each participant has the option to defer a portion of their compensation up to a maximum of 100% of their compensation. Participant contributions are immediately vested. Company contributions vest based on the earlier of (a) attaining 60 years of age, (b) continuous employment of 20 years or (c) death or disability. The Company’s contribution totaled $332,000, $338,000 and $367,000 for the years ended December 31, 2000, 2001 and 2002, respectively.

15.           Derivative Financial Instruments

     The Company’s Subsidiaries enter into significant transactions with each other and third parties which may not be denominated in the respective subsidiaries’ functional currencies. The Company seeks to reduce its exposure to fluctuations in foreign exchange rates through the use of foreign currency exchange contracts and through certain intercompany loans of foreign currency. The Company does not use such derivative

No. 60

financial instruments for trading or speculative purposes. The Company regularly monitors its foreign currency risks and periodically takes measures to reduce the impact of foreign exchange fluctuations on the Company’s operating results. Gains and losses on certain intercompany loans of foreign currency are recorded as other income and expense in the consolidated statements of income.

     At December 31, 2001 and 2002, the Company held forward contracts designated as foreign currency cash flow hedges with notional amounts totaling approximately $55.0 million and $124.6 million, respectively, to hedge foreign currency intercompany transactions. All such contracts were denominated in Japanese yen. As of January 1, 2001, the Company adopted SFAS 133. The adoption of SFAS 133 did not have a significant impact on the Company’s Consolidated Financial Statements. The net gains on foreign currency cash flow hedges recorded in current earnings were $7.6 million and $4.5 million for the years ended December 31, 2001 and 2002, respectively. Prior to the adoption of SFAS 133, the Company held foreign currency forward contracts which were marked to market and recorded net gains in other income of $4.5 million for the year ended December 31, 2000. Those contracts held at December 31, 2002 have maturities through December 2003 and accordingly, all unrealized gains on foreign currency cash flow hedges included in accumulated other comprehensive loss at December 31, 2002 will be recognized in current earnings over the next 12-month period.

16.           Supplemental Cash Flow Information

     Cash paid for interest totaled $4.2 million, $2.4 million and $2.3 million for the years ended December 31, 2000, 2001 and 2002, respectively. Cash paid for income taxes totaled $30.9 million, $18.4 million and $18.8 million for the years ended December 31, 2000, 2001 and 2002, respectively.

17.           Segment Information

     The Company operates in a single reportable operating segment by selling products to a global network of independent distributors that operates in a seamless manner from market to market. The Company’s largest expense is the commissions paid on product sales through this distributor network. The Company manages its business primarily by managing this global distributor network. However, the Company does recognize revenue from sales to distributors in four geographic regions: North Asia, Southeast Asia, North America and Other Markets. Revenue generated in each of these regions is set forth below (U.S. dollars in thousands):

	Year Ended December 31,
	2000	2001	2002
Revenue
North Asia	$ 585,373	$ 553,910	$ 593,860
Southeast Asia	119,456	150,290	195,987
North America	155,841	155,935	145,952
Other Markets	19,088	25,486	28,268

Totals	$ 879,758	$ 885,621	$ 964,067

     Additional information as to the Company's operations in different geographical areas is set forth below (U.S. dollars in thousands):

Revenue

     Revenue from the Company’s operations in Japan totaled $554,210, $508,141 and $529,740 for the years ended December 31, 2000, 2001 and 2002, respectively. Revenue from the Company’s operations in the United States totaled $148,578, $148,975 and $136,580 for the years ended December 31, 2000, 2001 and 2002, respectively.

Long-lived assets

     Long-lived assets in Japan were $18,863 and $20,210 as of December 31, 2001 and 2002, respectively. Long-lived assets in the United States were $293,854 and $276,030 as of December 31, 2001 and 2002, respectively.

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18.           Commitments and Contingencies

     The Company is subject to governmental regulations pertaining to product formulation, labeling and packaging, product claims and advertising and to the Company’s direct selling system. The Company is also subject to the jurisdiction of numerous foreign tax authorities. Any assertions or determination that either the Company or the Company’s distributors are not in compliance with existing statutes, laws, rules or regulations could potentially have a material adverse effect on the Company’s operations. In addition, in any country of jurisdiction, the adoption of new statutes, laws, rules or regulations or changes in the interpretation of existing statutes, laws, rules or regulations could have a material adverse effect on the Company and its operations. Although management believes that the Company is in compliance, in all material respects, with the statutes, laws, rules and regulations of every jurisdiction in which it operates, no assurance can be given that the Company’s compliance with applicable statutes, laws, rules and regulations will not be challenged by foreign authorities or that such challenges will not have a material adverse effect on the Company’s financial position or results of operations or cash flows. The Company and its subsidiaries are defendants in litigation and proceedings involving various matters. In the opinion of the Company’s management, based upon advice of its counsel handling such litigation and proceedings, adverse outcomes, if any, will not likely result in a material effect on the Company’s consolidated financial condition, results of operations or cash flows.

19.           Purchase of Long-Term Asset

     On March 6, 2002, the Company acquired the exclusive rights to a new laser technology related to measuring the level of certain antioxidants. The acquisition consisted of cash payments of $4.8 million (including acquisition costs) and the issuance of 106,667 shares of the Company’s Class A common stock valued at approximately $900,000. In addition, the acquisition includes contingent cash payments up to $8.5 million and up to 1.2 million shares of the Company’s Class A common stock if certain development and revenue targets are met.

     On April 19, 2002, the Company acquired First Harvest International, LLC, a small dehydrated food manufacturer. The Company paid a total of $2.7 million including the assumption of certain liabilities for this transaction. The Company has agreed to pay a 1% royalty on the sale of these products.

20.           Subsequent Event

     On February 3, 2003, the board of directors declared a quarterly cash dividend of $0.07 per share for all classes of common stock to be paid in March 2003.

No. 62

PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP Beneficial Life Tower 36 South State Street Suite 1700 Salt Lake City UT 84111 Telephone: (801) 531-9666 Facsimile: (801) 363-7371

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Nu Skin Enterprises, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Nu Skin Enterprises, Inc. and its subsidiaries at December 31, 2001 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/  PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Salt Lake City, Utah

February 3, 2003

No. 63

ADDITIONAL INFORMATION

The Securities and Exchange Commission requires us to provide you with certain additional information as part of this Annual Report, including the market for our Class A common stock and certain information concerning our revenue. The following is being provided pursuant to such requirements.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     Our Class A common stock is listed on the New York Stock Exchange (“NYSE”) and trades under the symbol “NUS.” Our Class B common stock has no established trading market. The following table is based upon the information available to us and sets forth the range of the high and low sales prices for our Class A common stock for the quarterly periods during 2001 and 2002 based upon quotations on the NYSE.

Quarter Ended	High	Low
March 31, 2001	$ 8.94	$ 5.25
June 30, 2001	8.50	6.90
September 30, 2001	8.69	6.30
December 31, 2001	8.83	6.55

Quarter Ended	High	Low
March 31, 2002	$ 11.19	$ 7.10
June 30, 2002	14.86	10.01
September 30, 2002	14.25	8.50
December 31, 2002	13.09	9.67

     The market price of our Class A common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market for our products and product candidates, economic and currency exchange issues in the foreign markets in which we operate and other factors, many of which are not within our control. In addition, broad market fluctuations, as well as general economic, business and political conditions may adversely affect the market for our Class A common stock, regardless of our actual or projected performance.

     The closing price of our Class A common stock on February 28, 2003 was $10.52. The approximate number of holders of record of our Class A common stock and Class B common stock as of February 28, 2003 was 818 and 37, respectively. This number of holders of record does not represent the actual number of beneficial owners of shares of our Class A common stock because shares are frequently held in “street name” by securities dealers and others for the benefit of individual owners who have the right to vote their shares.

     We declared and paid a $0.05 per share dividend for all classes of common stock in March, June, September and December of 2001, and a $0.06 per share quarterly dividend for all classes of common stock in March, June, September and December of 2002. In February 2003, the board of directors declared a quarterly cash dividend of $0.07 per share for all classes of common stock. The quarterly cash dividend was paid on March 26, 2003, to stockholders of record on March 7, 2003. Management believes that cash flows from operations will be sufficient to fund this and future dividend payments, if any.

     We expect to continue to pay dividends on our common stock. However, the declaration of dividends is subject to the discretion of our board of directors and will depend upon various factors, including our net earnings, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

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Foreign and Domestic Revenue

Information on the Company’s foreign and domestic revenue is contained in Note 17 to the financial tables.

Revenue by Product Class

The following table sets forth the percentage of revenue for each of the last three years for the two classes of similar products (personal care and nutritional supplements) that account for more than 10% of revenue during 2002.

Year Ended December 31,	2000	2001	2002
Class of Products
Personal Care	50.2%	47.8%	48.8%
Nutritional Supplements	43.6%	44.8%	45.5%

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BOARD OF DIRECTORS

BLAKE M. RONEY
Chairman
Executive Committee Chair

STEVEN J. LUND
Chief Executive Officer
Executive Committee

SANDRA N. TILLOTSON
Senior Vice President

BROOKE B. RONEY
Senior Vice President

TAKASHI BAMBA
President, Nu Skin Japan Co. Ltd.

MAX L. PINEGAR
Senior Vice President

DANIEL W. CAMPBELL
Managing General Partner, EsNet, Ltd.
Audit Committee Chair
Compensation Committee Chair

E.J. “JAKE” GARN
United States Senate, Retired
Managing Director, Summit Ventures
Audit Committee
Compensation Committee

PAULA F. HAWKINS
United States Senate, Retired
President, Paula Hawkins & Associates
Audit Committee
Compensation Committee

ANDREW D. LIPMAN
Vice Chairman
Swidler Berlin Shereff Friedman
Audit Committee
Compensation Committee

ADDITIONAL EXECUTIVE OFFICERS

M. TRUMAN HUNT President COREY B. LINDLEY Executive Vice President President, Greater China	RITCH N. WOOD Chief Financial Officer D. MATTHEW DORNY General Counsel	MARK ADAMS Vice President, Corporate Services RICHARD W. KING Chief Information Officer

DIVISION PRESIDENTS

LORI H. BUSH President, Nu Skin	JOSEPH Y. CHANG President, Pharmanex	ROBERT S. CONLEE President, Big Planet Regional Vice President, North Asia and Taiwan

REGIONAL VICE PRESIDENTS AND MAJOR COUNTRY MANAGEMENT

JOHN CHOU President, Nu Skin Taiwan ANDREW FAN Regional Vice President, Southeast Asia S.T. HAN President, Nu Skin Korea	STEWART MCARTHUR President, Europe SCOTT SCHWERDT General Manager Nu Skin United States NIGEL SINCLAIR President, Australia and New Zealand	MICHAEL D. SMITH Regional Vice President Southeast Asia and Pacific MARK A. WOLFERT Regional Vice President Americas and Europe

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CORPORATE INFORMATION

ANNUAL MEETING
Nu Skin Enterprises’ annual stockholders’ meeting will be held at 4 p.m. on Monday, May 12, 2003 at:
      One Nu Skin Plaza
      75 West Center Street
      Provo, Utah 84601

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers LLP
36 South State Street, Suite 1700
Salt Lake City, Utah 84111
Telephone: 801-531-9666

STOCK LISTING
Nu Skin Enterprises’ stock is listed on the New York Stock Exchange under the ticker symbol NUS

TRANSFER AGENT
Inquiries regarding lost stock certificates, consolidation of accounts and changes in address, name, or ownership should be addressed to:
      American Stock Transfer & Trust
      59 Maiden Lane
      New York, New York 10038
      Domestic telephone: 877-777-0800
      International telephone: 718-921-8200

CORPORATE HEADQUARTERS
Nu Skin Enterprises
75 West Center Street
Provo, Utah 84601
Telephone: 801-345-6100

COMPANY WEB SITES
Nu Skin Enterprises: www.nuskinenterprises.com
Nu Skin: www.nuskin.com
Pharmanex: www.pharmanex.com
Big Planet: www.bigplanet.com

ADDITIONAL STOCKHOLDER INFORMATION
Additional information and news about Nu Skin Enterprises is available at www.nuskinenterprises.com

For investor information, inquiries, annual reports, and SEC filings, call 801-345-6100, e-mail callen@nuskin.com, or write Investor Relations at the corporate headquarters.	FORWARD-LOOKING STATEMENTS
This annual report contains forward-looking statements, which represent our expectations and beliefs about future events and operating results as of the date of this report, including the outlook for our future performance, strategic initiatives, and new products, and updates on our five-year goals and underlying assumptions described in this annual report. Words or phrases such as “believes,” “expects,” “anticipates’" “plans,” and similar words or phrases are intended to help identify forward-looking statements. There are many factors, risks, and uncertainties that could materially impact our ability to achieve our goals or the underlying assumptions. These forward-looking statements and the strategic initiatives described in this report are subject to risks and uncertainties including the regulatory and business risks and uncertainties identified under the caption Note Regarding Forward-Looking Statements on pages 44-45 of this annual report and those identified in our most recent Annual Report on Form 10-K, which contains a detailed description of the risks associated with our business and strategic initiatives. The forward-looking statements represent the company’s views as of the date of this report and it assumes no duty to update these forward-looking statements.

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